Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Stockholders of EarthLink, Inc.

We have audited the accompanying consolidated balance sheets of EarthLink, Inc. as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EarthLink, Inc. at December 31, 2011 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), EarthLink, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 20, 2013,
except for the second paragraph of Note 2 and Notes 3, 6, 15, 19, and 20, as to which the date is
August 16, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and
Stockholders of EarthLink, Inc.

We have audited EarthLink, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). EarthLink, Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, EarthLink, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012 of EarthLink, Inc. and our report dated February 20, 2013 (except for the second paragraph of Note 2 and Notes 3, 6, 15, 19, and 20, as to which the date is August 16, 2013) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 20, 2013

EARTHLINK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2011	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$211,783	$157,621
Marketable securities	28,606	42,073
Restricted cash	1,781	1,013
Accounts receivable, net of allowance of $7,323 and $7,872 as of December 31, 2011 and 2012, respectively	114,757	112,765
Prepaid expenses	13,163	17,171
Deferred income taxes, net	38,437	15,954
Other current assets	23,530	20,303
Total current assets	432,057	366,900
Long-term marketable securities	1,001	4,778
Property and equipment, net	389,549	418,966
Long-term deferred income taxes, net	172,376	195,012
Goodwill	378,235	379,415
Other intangible assets, net	285,361	214,685
Other long-term assets	21,872	19,654
Total assets	$1,680,451	$1,599,410
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,023	$18,792
Accrued payroll and related expenses	29,090	31,003
Other accrued liabilities	126,841	129,572
Deferred revenue	61,440	51,690
Current portion of long-term debt and capital lease obligations	1,655	1,375
Total current liabilities	235,049	232,432
Long-term debt and capital lease obligations	653,765	614,890
Other long-term liabilities	38,493	33,284
Total liabilities	927,307	880,606
Commitments and contingencies (See Note 15)
Stockholders’ equity:
Convertible preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2011 and 2012	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 196,202 and 196,919 shares issued as of December 31, 2011 and 2012, respectively, and 106,193 and 102,739 shares outstanding as of December 31, 2011 and 2012, respectively	1,962	1,969
Additional paid-in capital	2,071,298	2,057,974
Accumulated deficit	(613,668)	(606,148)
Treasury stock, at cost, 90,009 and 94,180 shares as of December 31, 2011 and 2012, respectively	(706,434)	(735,003)
Accumulated other comprehensive income (loss)	(14)	12
Total stockholders’ equity	753,144	718,804
Total liabilities and stockholders’ equity	$1,680,451	$1,599,410
The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2010	2011	2012
	(in thousands, except per share data)
Revenues	$621,204	$1,300,543	$1,335,135
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	233,999	581,264	632,616
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	177,887	397,574	429,087
Depreciation and amortization	23,390	159,993	183,165
Restructuring, acquisition and integration-related costs	22,368	32,068	18,244
Impairment of intangible assets	1,711	—	—
Total operating costs and expenses	459,355	1,170,899	1,263,112
Income from operations	161,849	129,644	72,023
Interest expense and other, net	(23,409)	(70,640)	(63,416)
Income before income taxes	138,440	59,004	8,607
Income tax (provision) benefit	(56,867)	(21,731)	1,331
Income from continuing operations	81,573	37,273	9,938
Loss from discontinued operations, net of tax	(93)	(2,706)	(2,418)
Net income	$81,480	$34,567	$7,520

Other comprehensive income (loss), net of tax:
Unrealized holding (losses) gains on investments, net of tax	(253)	(255)	26
Other comprehensive income (loss), net of tax	(253)	(255)	26
Comprehensive income	$81,227	$34,312	$7,546

Basic net income per share
Continuing operations	$0.75	$0.34	$0.09
Discontinued operations	—	(0.03)	(0.02)
Basic net income per share	$0.75	$0.32	$0.07
Basic weighted average common shares outstanding	108,057	108,098	105,221

Diluted net income per share
Continuing operations	$0.75	$0.34	$0.09
Discontinued operations	—	(0.02)	(0.02)
Diluted net income per share	$0.74	$0.32	$0.07
Diluted weighted average common shares outstanding	109,468	108,949	105,983

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount			Shares	Amount
	(in thousands)
Balance as of December 31, 2009	190,472	$1,905	$2,118,100	$(729,715)	(83,340)	$(656,760)	$494	$734,024
Exercise of stock options and vesting of restricted stock units	1,353	13	2,738	—	—	—	—	2,751
Tax withholdings related to net share settlements of restricted stock units and stock options	—	—	(3,535)	—	—	—	—	(3,535)
Dividends paid	—	—	(67,474)	—	—	—	—	(67,474)
Dividends payable on restricted stock units	—	—	(514)	—	—	—	—	(514)
Stock-based compensation expense	—	—	9,919	—	—	—	—	9,919
Restricted stock units assumed and converted	—	—	2,275	—	—	—	—	2,275
Debt redemption	—	—	(176)	—	—	—	—	(176)
Change in deferred tax asset	—	—	222	—	—	—	—	222
Repurchases of common stock	—	—	—	—	(103)	(851)	—	(851)
Unrealized holding losses, net of tax	—	—	—	—	—	—	(253)	(253)
Net income	—	—	—	81,480	—	—	—	81,480
Balance as of December 31, 2010	191,825	1,918	2,061,555	(648,235)	(83,443)	(657,611)	241	757,868
Exercise of stock options and vesting of restricted stock units	1,379	14	605	—	—	—	—	619
Tax withholdings related to net share settlements of restricted stock units and stock options	—	—	(5,572)	—	—	—	—	(5,572)
Dividends paid on shares outstanding and restricted stock units	—	—	(22,913)	—	—	—	—	(22,913)
Dividends payable on restricted stock units	—	—	702	—	—	—	—	702
Stock-based compensation expense	—	—	13,497	—	—	—	—	13,497
Issuance of common stock in connection with acquisition of One Communications	2,998	30	23,568	—	—	—	—	23,598
Return of One Communications escrow shares	—	—	—	—	(233)	(1,834)	—	(1,834)
Change in deferred tax asset	—	—	(144)	—	—	—	—	(144)
Repurchases of common stock	—	—	—	—	(6,333)	(46,989)	—	(46,989)
Unrealized holding losses, net of tax	—	—	—	—	—	—	(255)	(255)
Net income	—	—	—	34,567	—	—	—	34,567
Balance as of December 31, 2011	196,202	1,962	2,071,298	(613,668)	(90,009)	(706,434)	(14)	753,144
Exercise of stock options and vesting of restricted stock units	717	7	333	—	—	—	—	340
Tax withholdings related to net share settlements of restricted stock units and stock options	—	—	(2,379)	—	—	—	—	(2,379)
Dividends paid on shares outstanding and restricted stock units	—	—	(21,128)	—	—	—	—	(21,128)
Dividends payable on restricted stock units	—	—	(299)	—	—	—	—	(299)
Stock-based compensation expense	—	—	10,471	—	—	—	—	10,471
Return of One Communications escrow shares	—	—	—	—	(422)	(3,154)	—	(3,154)
Change in deferred tax asset	—	—	(322)	—	—	—	—	(322)
Repurchases of common stock	—	—	—	—	(3,749)	(25,415)	—	(25,415)
Unrealized holding gains, net of tax	—	—	—	—	—	—	26	26
Net income	—	—	—	7,520	—	—	—	7,520
Balance as of December 31, 2012	196,919	$1,969	$2,057,974	$(606,148)	(94,180)	$(735,003)	$12	$718,804
The accompanying notes are an integral part of these consolidated financial statements.

EARTHLINK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2011	2012
Cash flows from operating activities:	(in thousands)
Net income	$81,480	$34,567	$7,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,390	159,993	183,165
Impairment of intangible assets	1,711	—	—
Loss on disposals and impairments of fixed assets	579	3,871	1,531
Non-cash income taxes	49,599	17,954	(107)
Stock-based compensation	9,959	13,466	10,462
Amortization of debt discount, premium and issuance costs	14,294	11,136	(1,945)
Gain on conversion and repayment of debt	(172)	(2,449)	(808)
Other operating activities	(426)	(1,003)	(833)
Decrease (increase) in accounts receivable, net	16	(4,045)	(386)
Decrease (increase) in prepaid expenses and other assets	1,427	(19,241)	583
Decrease in accounts payable and accrued and other liabilities	(25,175)	(78,795)	(7,040)
(Decrease) increase in deferred revenue	(2,233)	10,780	(1,087)
Net cash provided by operating activities	154,449	146,234	191,055
Cash flows from investing activities:
Purchase of businesses, net of cash acquired	(192,252)	(43,095)	—
Purchases of property and equipment	(24,025)	(101,967)	(147,360)
Purchases of marketable securities	(362,127)	(29,621)	(73,060)
Sales and maturities of marketable securities	132,592	319,729	55,816
Payments to settle precombination stock awards	(9,062)	—	—
Proceeds received from investments in other companies	1,618	—	—
Change in restricted cash	(937)	489	768
Other investing activities	—	(3,941)	—
Net cash (used in) provided by investing activities	(454,193)	141,594	(163,836)
Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	—	278,256	—
Repayment of debt and capital lease obligations	(35)	(528,550)	(35,287)
Repurchases of common stock	(851)	(46,989)	(25,415)
Payment of dividends	(67,474)	(22,913)	(21,128)
Proceeds from exercises of stock options	2,829	619	338
Other financing activities	(2,768)	580	111
Net cash used in financing activities	(68,299)	(318,997)	(81,381)
Net decrease in cash and cash equivalents	(368,043)	(31,169)	(54,162)
Cash and cash equivalents, beginning of year	610,995	242,952	211,783
Cash and cash equivalents, end of year	$242,952	$211,783	$157,621

The accompanying notes are an integral part of these financial statements.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization

EarthLink, Inc. (“EarthLink” or the “Company”), together with its consolidated subsidiaries, is a leading network, communications and IT services provider to business and residential customers in the United States. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides a broad range of data, voice and IT services to retail and wholesale business customers. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to residential customers. The Company operates an extensive network including approximately 28,800 route fiber miles, 90 metro fiber rings and four enterprise-class data centers that provide IP coverage across more than 90 percent of the United States. For further information concerning the Company’s reportable segments, see Note 19, “Segment Information.”

2.  Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements of EarthLink include the accounts of its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Discontinued Operations

 The operating results of the Company's telecom systems business acquired as part of ITC^DeltaCom, Inc. ("ITC^DeltaCom") have been separately presented as discontinued operations for all periods presented. See Note 6, "Discontinued Operations," for further discussion.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.  Specifically, the Company reclassified certain amounts within current liabilities and between current and other long-term liabilities as of December 31, 2011 to conform with current year presentation, including a $7.5 million reclassification from other accrued liabilities to other long-term liabilities that primarily related to the presentation of tax liabilities.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying footnotes. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts; revenue reserves for billings to other carriers; expected results of disputed vendor charges for cost of services; the use, recoverability, and/or realizability of certain assets, including deferred tax assets; useful lives of intangible assets and property and equipment; the fair values of assets acquired and liabilities assumed in acquisitions of businesses, including acquired intangible assets; facility exit and restructuring liabilities; fair values of investments; stock-based compensation expense; unrecognized tax benefits; and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable.
Business Combinations
The Company accounts for business combinations by recognizing all of the assets acquired and liabilities assumed at the acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company's estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the Company's Consolidated Statements of Comprehensive Income.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less at the date of acquisition. Cash equivalents are stated at amortized cost, which approximates fair value.
Restricted Cash
The Company classifies any cash or investments that collateralize outstanding letters of credit or certain operating or performance obligations of the Company as restricted cash. Restricted cash is classified as current in the Consolidated Balance Sheets according to the duration of the restriction and the purpose for which the restriction exists.
Marketable Securities
Marketable securities consist of investments with original maturities greater than three months at the date of acquisition. Marketable securities with maturities less than one year from the balance sheet date are classified as short-term marketable securities. Marketable securities with maturities greater than one year from the balance sheet date are classified as long-term marketable securities. These investments primarily consist of corporate debt securities, government and agency notes (which include U.S. treasury securities and government-sponsored debt securities), commercial paper, certificates of deposit and municipal bonds. These securities are classified as available for sale. Available-for-sale securities are carried at fair value, with any unrealized gains and losses, net of tax, included in accumulated other comprehensive income as a separate component of stockholders’ equity and in total comprehensive income. Amounts reclassified out of accumulated other comprehensive income into earnings are determined on a specific identification basis. Realized gains and losses on marketable securities are determined on a specific identification basis and included in interest expense and other, net, in the Consolidated Statements of Comprehensive Income.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts for accounts receivable amounts that may not be collectible. In assessing the adequacy of the allowance for doubtful accounts, management considers a number of factors, including the aging of the accounts receivable balances, historical collection experience and a specific customer's ability to meet its financial obligations to the Company. If the financial condition of EarthLink's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowances for doubtful accounts are recorded as a selling, general and administrative expense in the Consolidated Statements of Comprehensive Income.
The Company's allowance for doubtful accounts was $7.3 million and $7.9 million as of December 31, 2011 and 2012, respectively. The Company recorded bad debt expense of $3.6 million, $9.9 million and $8.6 million during the years ended December 31, 2010, 2011 and 2012, respectively. The Company's write-offs of uncollectible accounts were $4.1 million, $3.8 million and $8.0 million during the years ended December 31, 2010, 2011 and 2012, respectively.
Inventories
Inventories consist of finished goods and are stated at the lower of cost or market value, using the first-in, first-out method. Inventories are included in other current assets in the Consolidated Balance Sheets.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Property and equipment acquired in connection with business combinations are recorded at acquisition date fair value. The costs of additions, replacements and substantial improvements are capitalized, while the costs for maintenance and repairs are charged to operating expense as incurred. Upon retirements or sales, the original cost and related accumulated depreciation are removed from the respective accounts, and any gains and losses are included in interest expense and other, net, or as facility exit and restructuring costs in the Consolidated Statements of Comprehensive Income, as appropriate. Upon impairment, the Company accelerates depreciation of the asset and such cost is included in operating expenses.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Depreciation expense is determined using the straight-line method over the estimated useful lives of the various asset classes. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life or the remaining term of the lease. When leases are extended, the remaining useful lives of leasehold improvements are increased as appropriate, but not for a period in excess of the remaining lease term. The estimated useful lives of property and equipment are as follows:

Buildings	15–30 years
Communications and fiber optic network	10–20 years
Computer equipment and software	2–5 years
Office and other equipment	2–5 years
Customer acquisition costs	31–36 months
Leasehold improvements	Shorter of estimated useful life or lease term
The Company capitalizes costs directly related to the design, deployment and expansion of its network and operating support systems, including employee-related costs. The Company also capitalizes customer installation and acquisition costs related to its Business Services customers to the extent they are recoverable. Customer installation costs represent nonrecurring fees paid to other telecommunications carriers for services performed by the carriers when the Company orders last mile facilities in connection with new customers acquired by the Company. Customer acquisition costs include internal personnel costs directly associated with the provisioning of new customer orders. Such customer acquisition costs represent incremental direct costs incurred by the Company that would not have been incurred absent a new customer contract. Customer installation and acquisition costs are amortized over the actual weighted average initial contract terms of contracts initiated each month, assuming a customer churn factor.
Goodwill and Other Intangible Assets
Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the purchase method of accounting. Purchased intangible assets consist primarily of subscriber bases and customer relationships, acquired software and technology, trade names and other assets acquired in conjunction with the purchases of businesses and subscriber bases from other companies. When management determines material intangible assets are acquired in conjunction with the purchase of a company, the Company determines the fair values of the identifiable intangible assets by taking into account management's own analysis and an independent third party valuation specialist's appraisal. Intangible assets determined to have definite lives are amortized over their estimated useful lives. Subscriber bases acquired directly are valued at cost plus assumed service liabilities, which approximates fair value at the time of purchase.
The Company does not amortize goodwill and intangible assets deemed to have indefinite lives. The Company tests its goodwill and indefinite-lived intangible assets annually during the fourth quarter of its fiscal year or when events and circumstances indicate that those assets might have an other than temporary impairment. Impairment testing of goodwill is required at the reporting unit level (operating segment or one level below operating segment) and involves a two-step process. Prior to performing the two-step impairment test, the Company may make a qualitative assessment of the likelihood of goodwill impairment in order to determine whether a detailed quantitative analysis is required. The first step of the impairment test involves comparing the estimated fair values of the Company's reporting units with the reporting units' carrying amounts, including goodwill. The Company estimates the fair value of the reporting unit using discounted expected future cash flows. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess. Impairment testing of intangible assets deemed to have indefinite lives is performed by comparing the carrying value of the asset to the fair value. If the carrying amount of an indefinite-lived intangible asset exceeds the fair value, an impairment loss is recognized equal to the excess. The Company had no indefinite-lived intangible assets as of December 31, 2011 and 2012.
Long-Lived Assets
The Company evaluates the recoverability of long-lived assets, including property and equipment and purchased definite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

measures the impairment loss, if any, based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.
Leases
The Company categorizes leases at their inception as either operating or capital leases depending on certain criteria. Certain of the Company's operating lease agreements include scheduled rent escalations or rent holiday over the term of the lease. The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent and included in other liabilities in the Consolidated Balance Sheets. Incentives granted under certain leases are treated as a reduction of the Company's rent expense on a straight-line basis over the term of the related lease agreement. Leasehold improvements funded by the lessor under operating leases are recorded as leasehold improvements and deferred rent.
Asset Retirement Obligations
The Company has asset retirement obligations associated with certain assets within leased facilities that the Company is contractually obligated to retire upon termination of the associated lease agreement and the return of facilities to pre-lease condition. The fair value of the obligation is also capitalized as property and equipment and amortized over the estimated useful life of the associated asset. The Company's asset retirement obligations were $4.3 million and $4.3 million as of December 31, 2011 and 2012, respectively, and are included in other long-term liabilities in the Consolidated Balance Sheets.
Revenue Recognition
General.    EarthLink recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. EarthLink's customers generally pay in advance for their services, and revenue is recognized ratably over the service period. Advance payments from customers for invoiced services that have not yet been performed are recorded as deferred revenue in the Consolidated Balance Sheets.
The Company's Business Services segment earns revenue by providing a broad range of data, voice, equipment and IT services to retail and wholesale business customers. The Company presents its Business Services revenue into the following categories: (1) retail services, which includes data, voice and IT services provided to businesses and enterprise organizations; (2) wholesale services, which includes the sale of transmission capacity to other telecommunications carriers; and (3) other services, which includes the sale of customer premises equipment and web hosting. Revenues generally consist of recurring monthly charges for such services; usage fees; installation fees; equipment fees; and termination fees.
The Company's Consumer Services segment earns revenue by providing nationwide Internet access and related value-added services. The Company presents its Consumer Services revenue into the following categories: (1) access services, which includes narrowband and broadband Internet access services and (2) value-added services, which includes revenues from ancillary services sold as add-on features to EarthLink's Internet access services, such as security products, premium email only, home networking and email storage; search revenues; and advertising revenues. Revenues generally consist of recurring monthly charges for such services; usage fees; installation fees; termination fees; and fees for equipment.
Multiple element arrangements.    Revenues may be part of multiple element arrangements, such as equipment sold with data and voices services. For multiple element arrangements, the Company separates deliverables into units of accounting and recognizes revenue for each unit of accounting based on evidence of each unit's relative selling price to the total arrangement consideration, assuming all other revenue recognition criteria have been met. Each deliverable is considered a separate unit of accounting if the delivered item has stand-alone value to the customer. The Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: 1) the price the Company sells the same unit for when the Company sells it separately; 2) the price another vendor would sell a generally interchangeable item; or 3) the Company's best estimate of the stand-alone price.
Gross versus net revenue recognition.    The Company offers certain services that are provided by third-party vendors. When the Company is the primary obligor in a transaction, has latitude in establishing prices, is the party determining the service specifications or has several but not all of these indicators, the Company records the revenue on a gross basis. If the Company is not the primary obligor and/or a third-party vendor has latitude in establishing prices, the Company records revenue associated with the related subscribers on a net basis, netting the cost of revenue associated with the service against the gross amount billed the customer and recording the net amount as revenue.
Activation and installation.    When the Company receives service activation and installation fee revenues in advance of the provision of services, the Company defers the service activation and installation fee revenues and amortizes them over the

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

actual weighted average initial contract terms of contracts initiated each month, assuming a customer churn factor. The costs associated with such activation and installation activities are deferred and recognized as operating expense over the same period to the extent they are recoverable based on future revenues.
Sales credit reserves.    The Company makes estimates for potential future sales credits to be issued in respect of earned revenues, related to billing errors, service interruptions and customer disputes which are recorded as a reduction in revenue. The Company analyzes historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating its credit reserve requirements. The Company reserves known billing errors and service interruptions as incurred. The Company reviews customer disputes and reserves against those we believe to be valid claims. The Company also estimates a sales credit reserve related to unknown billing errors and disputes based on historical credit activity. Experience indicates that the invoices that are provided to other telecommunications providers are often subject to significant billing disputes. Experience also has shown that these disputes can require a significant amount of time to resolve given the complexities and regulatory issues surrounding the customer relationships.
Taxes Collected from Customers and Remitted to Governmental Authorities
The Company currently records all taxes billed to its customers and remitted to governmental authorities, including Universal Service Fund contributions and sales, use and excise taxes, on a net basis in the Consolidated Statements of Comprehensive Income.
Cost of Revenues
Cost of revenues includes costs directly associated with providing services to the Company's customers. Cost of revenues does not include depreciation and amortization expense.
Cost of revenues for the Company's Business Services segment primarily consists of the cost of connecting customers to the Company's networks via leased facilities; the costs of leasing components of its network facilities; costs paid to third-party providers for interconnect access and transport services; costs of providing IT services ; and the costs of equipment sold to customers. The Company utilizes other carriers to provide services where the Company does not have facilities. The Company utilizes a number of different carriers to terminate its long distance calls outside of its network. These costs are expensed as incurred.
These costs include an estimate of charges for which invoices have not yet been received, and are based upon the estimated number of transmission lines and facilities in service, estimated minutes of use and estimated amounts accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company's service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to be material to operating results. Experience indicates that the invoices that are received from other telecommunications providers are often subject to significant billing disputes. Experience also has shown that these disputes can require a significant amount of time to resolve given the complexities and regulatory issues affecting the vendor relationships. The Company maintains reserves for any anticipated exposure associated with these billing disputes. The reserves are reviewed on a monthly basis, but are subject to changes in estimates and management judgment as new information becomes available. Given the length of time the Company has historically required to resolve these disputes, disputes may be resolved or require adjustment in future periods and relate to costs invoiced, accrued or paid in prior periods. The Company believes its reserves are adequate.
Cost of revenues for the Company's Consumer Services segment primarily consists of telecommunications fees and network operations costs incurred to provide the Company's Internet access services; fees paid to content providers for information provided on the Company's online properties; and the cost of equipment sold to customers for use with the Company's services. Consumer Services cost of revenues also includes sales incentives, which include the cost of promotional products and services provided to potential and new subscribers, including free modems and other hardware.
Selling, General and Administrative Expense
The Company's selling, general and administrative expenses consist of expenses related to sales and marketing, customer service, network operations, information technology, regulatory, billing and collections, corporate administration, and legal and accounting. Such costs include salaries and related employee costs (including stock-based compensation), outsourced labor, professional fees, property taxes, travel, insurance, rent, advertising and other administrative expenses.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Advertising Costs
Advertising costs are expensed as incurred and included in selling, general and administrative expense in the Consolidated Statements of Comprehensive Income. Advertising expenses were $12.4 million, $8.6 million and $8.6 million during the years ended December 31, 2010, 2011 and 2012, respectively.
Stock-Based Compensation
As of December 31, 2012, EarthLink had various stock-based compensation plans, which are more fully described in Note 13, "Stock-Based Compensation." The Company measures compensation cost for all stock awards at fair value on the date of grant and recognizes compensation expense over the requisite service period for awards expected to vest. The Company estimates the fair value of stock options using the Black-Scholes valuation model, and determines the fair value of restricted stock units based on the quoted closing price of EarthLink's common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. For performance-based awards, the Company recognizes expense over the requisite service period, net of estimated forfeitures, using the accelerated attribution method when it is probable that the performance measure will be achieved. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company's current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company's current estimates.
Restructuring, Acquisition and Integration-Related Costs
The Company recognizes a liability for costs associated with an exit or disposal activity when the liability is incurred. Facility exit and restructuring liabilities include estimates for, among other things, severance payments and amounts due under lease obligations, net of estimated sublease income, if any. Key variables in determining lease estimates include operating expenses due under lease arrangements, the timing and amounts of sublease rental payments, tenant improvement costs and brokerage and other related costs. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently-available information. Such adjustments are classified as restructuring acquisition and integration-related costs in the Consolidated Statements of Comprehensive Income.
Acquisition and integration-related costs are expensed in the period in which the costs are incurred and the services are received. Acquisition and integration-related costs consist of costs related to EarthLink’s acquisitions. Such costs include: 1) severance and retention costs; 2) transaction-related costs, which are direct costs incurred to effect a business combination, such as advisory, legal, accounting, valuation and other professional fees; 3) costs to settle postcombination stock awards; 4) integration-related costs, such as system conversion, rebranding costs and integration-related consulting and employee costs; and 5) facility-related costs, such as lease termination and asset impairments.
Post-Employment Benefits
Post-employment benefits primarily consist of the Company's severance plans. When the Company has either a formal severance plan or a history of consistently providing severance benefits representing a substantive plan, the Company recognizes severance costs when they are both probable and reasonably estimable.
Interest Expense and Other, Net
Interest expense and other, net, is comprised of interest expense incurred on the Company's debt and capital leases; amortization of debt issuance costs, debt premiums and debt discounts; interest earned on the Company's cash, cash equivalents and marketable securities; and other miscellaneous income and expense items. The following table presents the Company's interest expense and other, net, during the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Interest expense	$29,692	$74,949	$64,331
Interest income	(5,390)	(4,678)	(2,076)
Other, net	(893)	369	1,161
Interest expense and other, net	$23,409	$70,640	$63,416

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Contingencies
The Company is party to various legal proceedings and other disputes arising in the normal course of business, including, but not limited to, regulatory audits, trademark and patent infringement, billing disputes, rights of access, tax, consumer protection, employment and tort. The Company accrues for such matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Where it is probable that a liability has been incurred and there is a range of expected loss for which no amount in the range is more likely than any other amount, the Company accrues at the low end of the range. The Company reviews its accruals each reporting period.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which the temporary differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amounts of net deferred tax assets if it is more-likely-than-not that those assets will not be realized. EarthLink considers many factors when assessing the likelihood of future realization, including the Company's recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, prudent and feasible tax planning strategies that are available, the carryforward periods available to the Company for tax reporting purposes and other relevant factors.
The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax benefit (provision) in the Consolidated Statements of Comprehensive Income.
Earnings per Share
The Company presents a dual presentation of basic and diluted earnings per share. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the reported period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, including stock options, restricted stock units and convertible debt (collectively "Common Stock Equivalents"), were exercised or converted into common stock. The dilutive effect of outstanding stock options, restricted stock units and convertible debt is reflected in diluted earnings per share by application of the treasury stock method. In applying the treasury stock method for stock-based compensation arrangements, the assumed proceeds are computed as the sum of the amount the employee must pay upon exercise, the amount of compensation cost attributed to future services and not yet recognized and the amount of excess tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the awards.
Comprehensive Income
Comprehensive income as presented in the Consolidated Statements of Comprehensive Income for the years ended December 31, 2010, 2011 and 2012 includes unrealized gains and losses, net of tax, on certain investments classified as available-for-sale.
Certain Risks and Concentrations
Credit Risk.    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables. In addition, credit risk for the Company's cash equivalents and marketable securities may be exacerbated by unfavorable economic conditions. If financial markets experience prolonged periods of decline, the value or liquidity of the Company's cash equivalents and marketable securities could decline and result in an other-than-temporary decline in fair value, which could adversely affect the Company's financial position, results of operations and cash flows. The Company's investment policy limits investments to investment grade instruments.
Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the U.S. Credit risk with respect to trade receivables is limited because a large number of geographically diverse customers make up the customer base. Additionally, the Company maintains allowances for potential credit losses. As of December 31, 2011 and 2012, no customer accounted for more than 10% of gross accounts receivable.
Regulatory Risk.    The Company is subject to certain regulations and requirements of the Federal Communications Commission (the "FCC") and various state public service commissions. Please refer to "Regulatory Environment" in the Business section of this Annual Report on Form 10-K for a discussion of the regulatory risks to which the Company is subject.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Supply Risk.    The Company's business depends on the capacity, affordability, reliability and security of third-party network service providers. Only a small number of providers offer the network services the Company requires, and the majority of its network services are currently purchased from a limited number of network service providers. Although management believes that alternate network providers could be found in a timely manner, any disruption of these services could have a material adverse effect on the Company's financial position, results of operations and cash flows.
Our business and financial results depend, in part, on the availability and quality of other third-party service providers. Specifically, the Company relies on third parties for customer service and technical support, web hosting services, certain billing and collection services and E911 service for our VoIP services. The Company's Consumer Services segment relies primarily on one customer service and technical support vendor. The Company's service providers may become subject to financial, economic, environmental and political risks, system failures or other services interruptions beyond the Company's or the providers' control which could jeopardize their ability to deliver services. Although management believes that alternate contact center service providers could be found in a timely manner, any disruption of these services could have a material adverse effect on the Company's financial position, results of operations and cash flows.
Fair Value of Financial Instruments
The carrying amounts of the Company's cash, cash equivalents, trade receivables and trade payables approximate their fair values because of their nature and respective durations. The Company's short- and long-term investments in marketable securities consist of available-for-sale securities that are carried at fair value.

3.  Earnings per Share

The following table sets forth the computation for basic and diluted net income per share for the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,,
	2010	2011	2012
	(in thousands, except per share data)
Numerator
Income from continuing operations	$81,573	$37,273	$9,938
Loss from discontinued operations, net of tax	(93)	(2,706)	(2,418)
Net income	$81,480	$34,567	$7,520
Denominator
Basic weighted average common shares outstanding	108,057	108,098	105,221
Dilutive effect of Common Stock Equivalents	1,411	851	762
Diluted weighted average common shares outstanding	109,468	108,949	105,983

Basic net income (loss) per share
Continuing operations	$0.75	$0.34	$0.09
Discontinued operations	—	(0.03)	(0.02)
Basic net income per share	$0.75	$0.32	$0.07

Diluted net income (loss) per share
Continuing operations	$0.75	$0.34	$0.09
Discontinued operations	—	(0.02)	(0.02)
Diluted net income per share	$0.74	$0.32	$0.07

During the years ended December 31, 2010, 2011 and 2012, approximately 2.6 million, 1.9 million and 3.5 million, respectively, stock options and restricted stock units were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.  Anti-dilutive securities could be dilutive in future periods.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

4.  Acquisitions
ITC^DeltaCom
On December 8, 2010, EarthLink acquired ITC^DeltaCom, Inc. ("ITC^DeltaCom"), a provider of integrated communications services to customers in the southeastern U.S., at a price of $3.00 per share. EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink. The primary reason for the acquisition was to enable the Company to transform its business from an Internet services provider ("ISP") to residential customers into a network and communications provider for business customers, by combining its existing business services with ITC^DeltaCom's integrated communications business. EarthLink has included the financial results of ITC^DeltaCom in its consolidated financial statements from the date of the acquisition.
The following table summarizes the fair value of consideration transferred to acquire ITC^DeltaCom (in thousands):

Acquisition of approximately 83.8 million shares of outstanding common stock of ITC^DeltaCom at $3.00 per share in cash	$251,489
Estimated fair value of restricted stock units assumed and converted	2,275
Total estimated consideration	$253,764
In connection with the merger, each ITC^DeltaCom stock option was canceled in exchange for cash equal to the difference between the merger consideration and the exercise price, and certain ITC^DeltaCom restricted stock units were canceled in exchange for cash equal to the merger consideration. Cash paid to settle stock-based awards attributable to precombination service was recorded as goodwill, and cash paid to settle stock-based awards attributable to postcombination service was recorded as operating expense in the postcombination Statement of Comprehensive Income. A total of $14.8 million was paid to settle stock options and restricted stock units, of which $9.1 million was recorded as a liability assumed and $5.7 million was recorded as operating expense in the postcombination Statement of Comprehensive Income.
Also in connection with the merger, certain ITC^DeltaCom restricted stock units were assumed and converted into EarthLink restricted stock units, determined by multiplying the number of shares of common stock subject to the ITC^DeltaCom restricted stock units by conversion ratio set forth in the merger agreement. Approximately 1.8 million ITC^DeltaCom restricted stock units were converted into 0.6 million EarthLink restricted stock units based on a conversion ratio of 0.33, which was calculated as the merger consideration of $3.00 divided by the average EarthLink stock price for 20 consecutive trading days ending on (and including) the second trading day immediately prior to the closing date. The fair value of the stock-based awards was determined based on the fair value of the underlying shares. The fair value of restricted stock units assumed and converted attributable to precombination services was included in the total consideration transferred, while the fair value of restricted stock units assumed and converted attributable to postcombination services will be recorded as operating expenses in the postcombination Statement of Comprehensive Income on a straight-line basis over the remaining service periods. The total fair value of restricted stock units assumed and converted was $5.3 million, of which $2.3 million was included in the total consideration transferred and $3.0 million is being recorded as operating expense in the Consolidated Statement of Comprehensive Income on a straight-line basis over the remaining service periods.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company allocated the total estimated consideration to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over those fair values was recorded as goodwill. The following table summarizes the amounts of identified assets acquired and liabilities assumed recognized at the acquisition date (in thousands):

Acquired Assets:
Cash and cash equivalents	$59,237
Property and equipment	200,546
Goodwill	170,126
Intangible assets	131,200
Deferred tax assets, net	85,295
Other assets	59,532
Total assets	705,936

Assumed Liabilities:
Senior secured notes due 2016	(351,520)
Deferred revenue	(17,905)
Other liabilities	(82,747)
Total liabilities	(452,172)
Total consideration	$253,764
Other assets includes a fair value of $39.7 million assigned to accounts receivable which had a gross contractual value of $43.4 million as of December 8, 2010. The $3.7 million difference represents the Company's best estimate of the contractual cash flows that will not be collected.
Goodwill arising from the acquisition is attributable to the assembled workforce and expected synergies and economies of scale from combining the operations of EarthLink and ITC^DeltaCom. All of the goodwill was assigned to the Company's Business Services segment. The goodwill recognized is not deductible for income tax purposes.
The following table summarizes the components of intangible assets acquired in connection with the ITC^DeltaCom acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$117,600	5 – 6 years
Developed technology	9,900	6 years
Trade name	3,700	3 years
Total intangible assets	$131,200
In connection with the acquisition, EarthLink assumed ITC^DeltaCom's outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due 2016 (the "ITC^DeltaCom Notes"). The ITC^DeltaCom Notes were recorded at acquisition date fair value, which was based on publicly-quoted market prices. The resulting debt premium of $26.3 million is being amortized over the remaining life of the ITC^DeltaCom Notes.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

One Communications

On April 1, 2011, EarthLink completed its acquisition of One Communications Corp. (“One Communications”), a privately-held integrated telecommunications solutions provider serving customers in the northeast, mid-Atlantic and upper midwest sections of the United States. EarthLink acquired 100% of One Communications in a merger transaction with One Communications surviving as a wholly-owned subsidiary of EarthLink. The primary reason for the acquisition was to further transform the Company into a network and communications provider for business customers by expanding its IP network footprint. EarthLink also believes the acquisition will provide strategic benefits because One Communications has a large established customer base that generates cash. EarthLink has included the financial results of One Communications in its consolidated financial statements from the date of the acquisition.

Pursuant to the terms of the merger agreement, the aggregate merger consideration for One Communications was $370.0 million, which included assumption and repayment of debt and other liabilities and certain working capital and other adjustments. EarthLink issued a total of 3.0 million shares in connection with the One Communications acquisition, which consisted of 1.3 million shares deposited in escrow (discussed below) and 1.7 million shares issued to One Communications shareholders. Pursuant to the merger agreement, the following escrow transactions have occurred:

•
Included in the aggregate merger consideration was $13.5 million (combination of cash and approximately 0.8 million shares of common stock) deposited into an escrow account to secure potential post-closing adjustments to the aggregate consideration relating to working capital and other similar adjustments. Of the $13.5 million escrow account, approximately $1.4 million of cash and 0.2 million shares of common stock valued at $1.4 million have been returned to EarthLink as of December 31, 2012.

•
EarthLink deposited $7.5 million (combination of cash and approximately 0.5 million shares of common stock) into an escrow account to fund certain post-closing employment-related obligations of the Company on the terms provided in the escrow agreement. This was accounted for separately from the purchase price allocation. As of December 31, 2012, the entire $7.5 million escrow had been returned to EarthLink and none of the escrow account remained outstanding.

The resulting fair value of consideration transferred was $39.9 million which consisted of $20.0 million in cash and $19.9 million for the issuance of EarthLink common stock. The assets acquired and liabilities assumed of One Communications were recognized at their acquisition date fair values.

The following table presents the allocation of the consideration transferred (in thousands):

Acquired Assets:
Cash and cash equivalents	$11,304
Property and equipment	144,538
Goodwill	87,377
Intangible assets	185,850
Other assets	68,752
Total assets	497,821

Assumed Liabilities:
Debt	(266,275)
Deferred revenue	(11,379)
Deferred tax liability, net	(2,055)
Other liabilities	(178,185)
Total liabilities	(457,894)
Total consideration	$39,927

Included in other assets is accounts receivable with an estimate of fair value of $48.1 million and a gross contractual value of $57.5 million. The difference represents the Company’s best estimate of the contractual cash flows that will not be collected.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Goodwill arising from the acquisition was attributable to the assembled workforce and expected synergies and economies of scale from combining the operations of EarthLink and One Communications. All of the goodwill was assigned to the Company’s Business Services segment. The goodwill is not deductible for income tax purposes.

The following table summarizes the components of intangible assets acquired in connection with the One Communications acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$168,600	5 years
Developed technology	12,000	3 years
Trade name	3,900	3 years
Other	1,350	5 years
Total intangible assets	$185,850
Saturn Telecommunication Services Inc.
On March 2, 2011, EarthLink acquired Saturn Telecommunication Services Inc. and affiliates ("STS Telecom"), a privately-held provider of IP communication and information technology services to small and medium-sized businesses primarily in Florida. STS Telecom operates a sophisticated Voice-over-Internet Protocal ("VoIP") platform. The primary reason for the acquisition was for the Company to leverage STS Telecom's expertise in managed hosted VoIP on a nationwide basis as part of its VoIP offerings and to gain its customer base and cash flows.
The total consideration transferred was $22.9 million, which consisted of cash paid to acquire the outstanding equity interests of STS Telecom. In allocating the purchase price based on estimated fair values, EarthLink recorded approximately $21.3 million of goodwill, $17.9 million of identifiable intangible assets, $2.8 million of tangible assets and $19.2 million of net liabilities assumed. EarthLink has included the financial results of STS Telecom in its consolidated financial statements from the date of acquisition. Pro forma financial information for STS Telecom has not been presented, as the effects were not material to the Company's consolidated financial statements.
Other
During the year ended December 31, 2011, EarthLink acquired certain other companies and purchased certain assets to expand its IT services and products offerings for a total of $13.0 million of cash consideration and $1.2 million of debt repayment. These acquisitions were not significant individually or in the aggregate. Purchased identifiable intangible assets related to these acquisitions was $5.2 million and residual goodwill was $8.4 million. EarthLink has included the financial results of these companies in its consolidated financial statements from the date of acquisition. Pro forma financial information has not been presented, as the effects were not material to the Company's consolidated financial statements.
Pro Forma Financial Information

The following unaudited pro forma revenue and earnings assumes the acquisitions of ITC^DeltaCom and One Communications occurred on January 1, 2010:

	Year Ended December 31,
	2010	2011
	(in thousands)
Total revenues	$1,599,462	$1,447,767
Net income (loss)	(70,173)	53,244

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

5.  Restructuring, Acquisition and Integration-Related Costs

Restructuring, acquisition and integration-related costs consisted of the following during the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,,
	2010	2011	2012
	(in thousands)
2007 Restructuring Plan	$1,121	$278	$(153)
Legacy Restructuring Plans	294	—	—
Total facility exit and restructuring costs	1,415	278	(153)
Acquisition and integration-related costs	20,953	31,790	18,397
Restructuring, acquisition and integration-related costs	$22,368	$32,068	$18,244

Facility exit and restructuring costs

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the latter half of 2007 and during the year ended December 31, 2008. However, there have been and may continue to be changes in estimates to amounts previously recorded.

The following table summarizes facility exit and restructuring costs during the years ended December 31, 2010, 2011 and 2012 and the cumulative costs incurred to date as a result of the 2007 Plan. Facility exit and restructuring costs during the years ended December 31, 2010, 2011 and 2012 were primarily the result of changes to lease and sublease estimates in the Company’s exited facilities. Such costs have been classified as restructuring, acquisition and integration-related costs in the Consolidated Statements of Comprehensive Income.

	Year Ended December 31,,			Cumulative Costs Incurred To Date
	2010	2011	2012
	(in thousands)
Severance and personnel-related costs	$—	$—	$—	$30,764
Lease termination and facilities-related costs	1,012	355	(153)	23,935
Non-cash asset impairments	109	(77)	—	24,824
Other associated costs	—	—	—	1,131
	$1,121	$278	$(153)	$80,654

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes activity for the liability balances associated with the 2007 Plan for the years ended December 31, 2010, 2011 and 2012, including changes during the period attributable to costs incurred and charged to expense and costs paid or otherwise settled (in thousands):

Balance as of December 31, 2009	$17,438
Accruals	1,121
Payments	(5,205)
Non-cash charges	259
Balance as of December 31, 2010	13,613
Accruals	278
Payments	(6,620)
Non-cash charges	161
Balance as of December 31, 2011	7,432
Accruals	(153)
Payments	(2,992)
Balance as of December 31, 2012	$4,287

Facility exit and restructuring liabilities due within one year of the balance sheet date are classified as other accrued liabilities and facility exit and restructuring liabilities due after one year are classified as other long-term liabilities in the Consolidated Balance Sheets. Of the unpaid balance as of December 31, 2011 and December 31, 2012, approximately $3.1 million and $2.4 million, respectively, was classified as other accrued liabilities and approximately $4.3 million and $1.9 million, respectively, was classified as other long-term liabilities.

Acquisition and Integration-Related Costs

Acquisition and integration-related costs consist of costs related to EarthLink’s acquisitions. Such costs include: 1) severance and retention costs; 2) transaction-related costs, which are direct costs incurred to effect a business combination, such as advisory, legal, accounting, valuation and other professional fees; 3) costs to settle postcombination stock awards; 4) integration-related costs, such as system conversion, rebranding costs and integration-related consulting and employee costs; and 5) facility-related costs, such as lease termination and asset impairments. Acquisition and integration-related costs are expensed in the period in which the costs are incurred and the services are received and are included in restructuring, acquisition and integration-related costs in the Consolidated Statements of Comprehensive Income.  Acquisition and integration-related costs consisted of the following during the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,,
	2010	2011	2012
	(in thousands)
Severance and retention costs	$5,047	$16,460	$6,067
Transaction-related costs	10,164	5,756	1,399
Costs to settle postcombination stock awards	5,742	—	—
Integration-related costs	—	4,044	10,452
Facility-related costs	—	5,530	479
Total acquisition and integration-related costs	$20,953	$31,790	$18,397

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

6.  Discontinued Operations

The operating results of the Company's telecom systems business acquired as part of ITC^DeltaCom have been separately presented as discontinued operations for all periods presented. On August 2, 2013, the Company sold its ITC^DeltaCom telecom systems business. Upon disposition of the ITC^DeltaCom telecom systems business, the Company will have no significant continuing involvement in the operations or significant continuing direct cash flows. This business has been classified as held for sale as of June 30, 2013 and reported as discontinued operations for all periods presented. The telecom systems results of operations were previously included in the Company's Business Services segment.

The following table presents summarized results of operations related to discontinued operations for years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,,
	2010	2011	2012
	(in thousands)
Revenues	$1,008	$13,561	$13,842
Operating costs and expenses	1,164	18,096	17,860
Income tax benefit	63	1,829	1,600
Loss from discontinued operations, net of tax	$(93)	$(2,706)	$(2,418)
7.  Investments

Marketable Securities

The Company’s marketable securities consisted of the following as of December 31, 2011 and 2012:

	As of December 31, 2011	As of December 31, 2012
	(in thousands)
Corporate debt securities	$11,057	$30,181
Government and agency securities	11,304	5,314
Commercial paper	4,246	9,293
Certificates of deposit	3,000	1,552
Municipal bonds	—	511
Total marketable securities	29,607	46,851
Less: classified as current	(28,606)	(42,073)
Total long-term marketable securities	$1,001	$4,778

As of December 31, 2012, all of the Company's long-term marketable securities were due within one to two years.

The following tables summarize gross unrealized gains and losses as of December 31, 2011 and 2012 on the Company’s marketable securities designated as available-for-sale:

	As of December 31, 2011
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
	(in thousands)
Corporate debt securities	$11,069	$(12)	$—	$11,057
Government and agency notes	11,306	(2)	—	11,304
Commercial paper	4,246	—	—	4,246
Certificates of deposit	3,000	—	—	3,000
	$29,621	$(14)	$—	$29,607

	As of December 31, 2012
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
	(in thousands)
Corporate debt securities	$30,173	$—	$8	$30,181
Government and agency notes	5,311	—	3	5,314
Commercial paper	9,292	—	1	9,293
Certificates of deposit	1,552	—	—	1,552
Municipal bonds	511	—	—	511
	$46,839	$—	$12	$46,851

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

8.     Property and Equipment
Property and equipment consisted of the following as of December 31, 2011 and 2012:

	As of December 31, 2011	As of December 31, 2012
	(in thousands)
Communications and fiber optic networks	$360,551	$461,750
Computer equipment and software	172,191	184,701
Land and buildings	42,869	42,860
Leasehold improvements	34,848	36,582
Office and other equipment	13,127	17,444
Work in progress	29,525	47,355
Property and equipment, gross	653,111	790,692
Less accumulated depreciation	(263,562)	(371,726)
Property and equipment, net	$389,549	$418,966
Depreciation expense, which includes depreciation expense associated with property under capital leases, was $17.6 million, $100.9 million and $112.6 million for the years ended December 31, 2010, 2011 and 2012, respectively.
9.  Goodwill and Other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill by operating segment during the year ended December 31, 2012 were as follows:

	Consumer Services Segment	Business Services Segment	Total
	(in thousands)
Balance as of December 31, 2011
Goodwill	$88,920	$377,193	$466,113
Accumulated impairment loss	—	(87,878)	(87,878)
	88,920	289,315	378,235

Goodwill adjustments	—	1,180	1,180

Balance as of December 31, 2012
Goodwill	88,920	378,373	467,293
Accumulated impairment loss	—	(87,878)	(87,878)
	$88,920	$290,495	$379,415

Goodwill adjustments during the year ended December 31, 2012 resulted from adjustments during the measurement period in the fair value of assets and liabilities assumed in the acquisitions that were not deemed material to retrospectively adjust provisional amounts recorded at the acquisition date.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other Intangible Assets

The following table presents the components of the Company’s acquired identifiable intangible assets included in the accompanying Consolidated Balance Sheets as of December 31, 2011 and 2012:

	As of December 31, 2011			As of December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in thousands)
Customer relationships	$371,835	$(111,632)	$260,203	$361,961	$(160,513)	$201,448
Developed technology and software	24,311	(6,279)	18,032	24,311	(14,801)	9,510
Trade names	9,121	(3,507)	5,614	9,121	(6,345)	2,776
Other	1,800	(288)	1,512	1,800	(849)	951
	$407,067	$(121,706)	$285,361	$397,193	$(182,508)	$214,685

Definite-lived intangible assets are amortized over their estimated useful lives. The Company’s customer relationships are being amortized using the straight-line method to match the estimated cash flow generated by such assets, and the developed technology and trade names are being amortized using the straight-line method because a pattern to which the expected benefits will be consumed or otherwise used up could not be reliably determined. As of December 31, 2012, the weighted average amortization periods were 5.2 years for customer relationships, 3.9 years for developed technology and software, 3.3 years for trade names and 4.4 years for other identifiable intangible assets.

Amortization of intangible assets, which is included in depreciation and amortization in the Consolidated Statements of Comprehensive Income, for the years ended December 31, 2010, 2011 and 2012 was as follows:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Amortization expense	$5,745	$59,219	$70,676

Based on the current amount of definite-lived intangible assets, the Company expects to record amortization expense of approximately $65.4 million, $61.0 million, $59.0 million, $28.2 million and $1.1 million during the years ending December 31, 2013, 2014, 2015, 2016, and 2017 and thereafter, respectively. Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of acquisitions, changes in useful lives and other relevant factors.

Annual Impairment Test of Goodwill and Intangible Assets

Goodwill. The Company did not record any goodwill impairment charges during the years ended December 31, 2010, 2011 and 2012. The annual impairment test during the fourth quarters of 2010, 2011 and 2012 indicated that the fair value of the Company's reporting units exceeded their carrying values. There have been no significant events since the timing of the Company's annual 2012 impairment test that would have triggered additional impairment testing.

Impairment testing of goodwill is required at the reporting unit level and involves a two-step process. However, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The Company elected to forgo the qualitative assessment of goodwill for its fiscal 2012 impairment test. The Company identified two reporting units for evaluating goodwill for the 2012 annual impairment test, which were Business Services and Consumer Services. Each of these reporting units constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results. The Company evaluates its reporting units on an annual basis and allocates goodwill to its reporting units based on the reporting units expected to benefit from the acquisition generating the goodwill.

The Company estimated the fair values of its reporting units based on weighting of the income and market approaches. These models use significant unobservable inputs, or Level 3 inputs, as defined by the fair value hierarchy. Under the income approach, the fair value of the reporting unit was estimated based on the present value of estimated cash flows using a discounted cash flow method. The significant assumptions used in the discounted cash flow method included internal forecasts and projections

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

developed by management for planning purposes, available industry/market data, strategic plans, discount rates and the growth rate to calculate the terminal value. Under the market approach, the fair value was estimated using the guideline company method. The Company selected guideline companies in the industry where each reporting unit operates.

Indefinite-lived intangible assets. In November 2010, the Company decided to re-brand the New Edge name as EarthLink Business. The Company recorded a non-cash impairment charge of $1.7 million during the year ended December 31, 2010 to write-down its New Edge trade name. As a result, there is no remaining carrying value related to the New Edge trade name. The Company had no indefinite-lived intangible assets as of December 31, 2011 and 2012.

Definite-lived intangible assets. The Company did not record any impairment charges for its definite-lived intangible assets during the years ended December 31, 2010, 2011 and 2012.

10.  Other Accrued Liabilities

Other accrued liabilities consisted of the following as of December 31, 2011 and 2012:

	As of December 31, 2011	As of December 31, 2012
	(in thousands)
Accrued taxes and surcharges	$28,336	$33,016
Accrued communications costs	29,830	39,174
Accrued interest	11,954	11,066
Amounts due to customers	17,435	15,913
Facility exit and restructuring liabilities	3,081	3,211
Other	36,205	27,192
Total other accrued liabilities	$126,841	$129,572

11.  Long-Term Debt and Capital Lease Obligations

The Company’s long-term debt and capital lease obligations consisted of the following as of December 31, 2011 and 2012:

	As of December 31, 2011	As of December 31, 2012
	(in thousands)
ITC^DeltaCom senior secured notes due April 2016	$324,800	$292,300
Unamortized premium on ITC^DeltaCom senior secured notes due April 2016	22,056	15,694
EarthLink senior notes due May 2019	300,000	300,000
Unamortized discount on EarthLink senior notes due May 2019	(9,779)	(8,818)
Capital lease obligations	18,343	17,089
Carrying value of debt and capital lease obligations	655,420	616,265
Less current portion of debt and capital lease obligations	(1,655)	(1,375)
Long-term debt and capital lease obligations	$653,765	$614,890

ITC^DeltaCom Senior Secured Notes due April 2016

General.  In connection with the EarthLink’s acquisition of ITC^DeltaCom, Inc. (“ITC^DeltaCom”) in December 2010, EarthLink assumed ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due on April 1, 2016 (the “ITC^DeltaCom Notes”). The ITC^DeltaCom Notes were not repaid or guaranteed by EarthLink.  The ITC^DeltaCom Notes were recorded at acquisition date fair value, which was based on publicly-quoted market prices. The resulting debt premium of $26.3 million is being amortized over the remaining life of the ITC^DeltaCom Notes using the effective interest method.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Under the indenture for the ITC^DeltaCom Notes, following the consummation of the acquisition, ITC^DeltaCom was required to offer to repurchase any or all of the ITC^DeltaCom Notes at 101% of their principal amount.  The tender window was open from December 20, 2010 through January 18, 2011. As a result, approximately $0.2 million outstanding principal amount of the ITC^DeltaCom Notes was repurchased in January 2011.

The ITC^DeltaCom Notes accrue interest at a rate of 10.5% per year. Interest on the ITC^DeltaCom Notes is payable semi-annually in cash in arrears on April 1 and October 1 of each year. The ITC^DeltaCom Notes will mature on April 1, 2016.

Redemption.  ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes, at any time before April 1, 2013, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes at any time on or after April 1, 2013, at specified redemption prices declining from 105.250% to 100% of their principal amount. In addition, before April 1, 2013, ITC^DeltaCom may redeem up to 35% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 110.5% of their principal amount with the net proceeds of certain equity offerings. During any 12-month period before April 1, 2013, ITC^DeltaCom may redeem up to 10% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 103% of their principal amount.

In December 2012, the Company exercised its right to call for the redemption of 10% of the aggregate principal amount of its outstanding ITC^DeltaCom Notes. The Company redeemed $32.5 million aggregate principal amount of the ITC^DeltaCom Notes on December 6, 2012. The redemption price was equal to 103% of the principal amount thereof, plus accrued and unpaid interest. Upon completion of the redemption, $292.3 million aggregate principal amount of the ITC^DeltaCom Notes remained outstanding. The Company recognized an $0.8 million gain on redemption, which is included in interest expense and other, net, in the Consolidated Statement of Comprehensive Income.

If (1) ITC^DeltaCom sells certain of its assets and does not either (a) apply the net sale proceeds to repay indebtedness under the ITC^DeltaCom Notes or other indebtedness secured on a first-priority basis or (b) reinvest the net sale proceeds in its business or (2) ITC^DeltaCom experiences a change of control, ITC^DeltaCom may be required to offer to purchase ITC^DeltaCom Notes from holders at 100% of their principal amount, in the case of a sale of assets, or 101% of their principal amount, in the case of a change of control. ITC^DeltaCom would be required to pay accrued and unpaid interest, if any, on the ITC^DeltaCom Notes redeemed or purchased in each of the foregoing events of redemption or purchase.

Ranking and guaranty. The ITC^DeltaCom Notes are ITC^DeltaCom’s general senior obligations and rank equally in right of payment with any future senior indebtedness. The ITC^DeltaCom Notes are secured on a first-priority basis, along with any future pari passu secured obligations, subject to specified exceptions and permitted liens, by substantially all of the assets of ITC^DeltaCom and its subsidiaries that are deemed to be restricted subsidiaries under the indenture governing the ITC^DeltaCom Notes. Currently all of ITC^DeltaCom’s subsidiaries are deemed to be restricted subsidiaries under the indenture.

The ITC^DeltaCom Notes are guaranteed on a senior secured basis by each of ITC^DeltaCom’s restricted subsidiaries on the initial issue date of the ITC^DeltaCom Notes and will be guaranteed on a senior secured basis by each future domestic restricted subsidiary, other than certain excluded subsidiaries, and by any foreign restricted subsidiary that guarantees any indebtedness of ITC^DeltaCom or any domestic restricted subsidiary. The guarantees are the subsidiary guarantors’ general senior obligations and rank equally in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness.

Covenants. The indenture governing the ITC^DeltaCom Notes contains covenants that, among other things, limit ITC^DeltaCom’s ability, and the ability of ITC^DeltaCom’s restricted subsidiaries, to incur additional indebtedness, create liens, pay dividends on, redeem or repurchase ITC^DeltaCom’s capital stock, make investments or repay subordinated indebtedness, engage in sale-leaseback transactions, enter into transactions with affiliates, sell assets, create restrictions on dividends and other payments to ITC^DeltaCom from its subsidiaries, issue or sell stock of subsidiaries and engage in mergers and consolidations. All of the covenants are subject to a number of important qualifications and exceptions under the indenture. As of December 31, 2012, ITC^DeltaCom was in compliance with all of its covenants.

EarthLink Senior Notes due May 2019

General.  In May 2011, the Company completed a private placement of $300.0 million aggregate principal amount of 8-7/8% Senior Notes due 2019 (the “Senior Notes”).  The Senior Notes were issued at 96.555% of their principal amount, resulting in gross proceeds of approximately $289.7 million and net proceeds of $280.2 million after deducting transaction fees of $9.5 million. In September 2011, in accordance with the registration rights granted to the original purchasers of the Senior Notes, the

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Company completed an exchange offer of the privately placed Senior Notes for new 8-7/8% Senior Notes due 2019 registered with the SEC with substantially identical terms to the original Senior Notes.

The Senior Notes accrue interest at a rate of 8-7/8% per year, payable on May 15 and November 15 of each year, commencing on November 15, 2011. The Senior Notes will mature on May 15, 2019.

Redemption.  The Company may redeem the Senior Notes, in whole or in part, (i) from May 15, 2015 until May 15, 2016 at a price equal to 104.438% of the principal amount of the Senior Notes redeemed; (ii) from May 15, 2016 until May 15, 2017 at a price equal to 102.219% of the principal amount of the Senior Notes redeemed; and (iii) from May 15, 2017 at a price equal to 100% of the principal amount of the Senior Notes redeemed, in each case plus accrued and unpaid interest.  Prior to May 15, 2015, the Company may also redeem the Senior Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed plus a make-whole premium and accrued and unpaid interest.  In addition, prior to May 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings at a price equal to 108.875% of the principal amount of the Senior Notes redeemed, plus accrued and unpaid interest.

Ranking and guaranty. The Senior Notes and the related guarantees of certain of the Company’s wholly-owned subsidiaries (the “Guarantors”) are the Company’s and the Guarantors’ unsecured senior obligations and rank equally with all of the Company’s and the Guarantors’ other senior indebtedness.

Covenants. The indenture governing the Senior Notes includes covenants which, subject to certain exceptions, limit the ability of the Company and its Restricted Subsidiaries (as defined in the indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, incur liens on assets of the Company or the Restricted Subsidiaries, engage in asset sales and enter into transactions with affiliates. Upon a change of control (as defined in the indenture), the Company may be required to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. The indenture governing the Senior Notes also contains customary events of default. As of December 31, 2012, the Company was in compliance with these covenants.

Revolving Credit Facility

General.  On May 20, 2011, the Company entered into a credit agreement (the “Credit Agreement”) providing for a senior secured revolving credit facility with aggregate revolving commitments of $150.0 million. The senior secured revolving credit facility terminates on May 20, 2015, and all amounts outstanding thereunder shall be due and payable in full.  The Company paid $1.9 million of transaction fees related to the new senior secured revolving credit facility, which are being amortized to interest expense over the life of the credit facility using the effective interest method. Commitment fees and borrowing costs under this facility vary and are based the Company’s most recent Consolidated Leverage Ratio (as defined in the Credit Agreement).  As of December 31, 2012, the Company’s Commitment Fee was 0.375% and the Company’s borrowing cost would be LIBOR plus 2.50% for LIBOR Rate Loans and the Base Rate plus 1.50% for Base Rate Loans. No loans were outstanding under the senior secured revolving credit facility as of December 31, 2012. However, $1.6 million of letters of credit were outstanding under the facility’s Letter of Credit Sublimit as of December 31, 2012.

Prepayment. The Company may prepay the senior secured revolving credit facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company may irrevocably reduce or terminate the unutilized portion of the senior secured revolving credit facility at any time without penalty.

Covenants. The Credit Agreement contains representations and warranties, covenants, and events of default with respect to the Company and its subsidiaries that are customarily applicable to senior secured credit facilities.  However, such covenants will not apply to ITC^DeltaCom and its subsidiaries until the earlier of (i) the repayment or refinancing in full of the ITC^DeltaCom Notes or (ii) the date ITC^DeltaCom and its U.S. subsidiaries become guarantors of the senior secured revolving credit facility.  ITC^DeltaCom is not currently a guarantor under the senior secured revolving credit facility. The negative covenants contained in the Credit Agreement include restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens on assets, engage in certain mergers, acquisitions or divestitures, pay dividends or make other distributions, voluntarily prepay certain other indebtedness (including certain prepayments of the Company’s existing notes and the ITC^DeltaCom Notes), enter into transactions with affiliates, make investments, and change the nature of their businesses,

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

and amend the terms of certain other indebtedness (including the Company’s existing notes and the ITC^DeltaCom Notes), in each case subject to certain exceptions set forth in the Credit Agreement.

Additionally, the Credit Agreement requires the Company to maintain a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio (as defined in the Credit Agreement). As of December 31, 2012, the Company was in compliance with these covenants.

Capital Lease Obligations

The Company maintains capital leases relating to equipment and indefeasible right-to-use fiber agreements. Depreciation expense related to assets under capital leases is included in depreciation and amortization expense in the Consolidated Statements of Comprehensive Income. Minimum lease payments under capital leases as of December 31, 2012 are as follows:

Year Ending December 31,	Capital Leases
(in thousands)
2013	$3,385
2014	3,437
2015	3,160
2016	3,129
2017	3,083
Thereafter	12,933
Total minimum lease payments	29,127
Less amounts representing interest	(12,038)
Total capital lease obligations	$17,089

12.  Stockholders’ Equity

Share Repurchases

Since the inception of the Company’s share repurchase program, the Board of Directors has authorized a total of $750.0 million for the repurchase of EarthLink’s common stock. As of December 31, 2012, the Company had $73.5 million available under the current authorizations. The Company may repurchase its common stock from time to time in compliance with the Securities and Exchange Commission’s regulations and other legal requirements, including through the use of derivative transactions, and subject to market conditions and other factors. The share repurchase program does not require the Company to acquire any specific number of shares and may be terminated by the Board of Directors at any time.

The following table presents repurchases under the Company's share repurchase program for the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Total shares repurchased	103	6,333	3,749
Total value of shares repurchased	$851	$46,989	$25,415

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table presents shares returned from the One Communications escrow fund and recorded as treasury stock for the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Total shares returned	—	233	422
Total value of shares returned	$—	$1,852	$3,154

Dividends

During the years ended December 31, 2010, 2011 and 2012, cash dividends declared were $0.62, $0.20 and $0.20 per common share, respectively. The Company also pays cash dividend amounts on each outstanding restricted stock unit to be paid at the time the restricted stock unit vests. Cash dividend amounts are forfeited if the restricted stock units do not vest. Total dividend payments were $67.5 million, $22.9 million and $21.1 million, respectively, during the years ended December 31, 2010, 2011 and 2012. The Company currently intends to pay regular quarterly dividends on its common stock.  Any decision to declare future dividends will be made at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, investment opportunities and other factors the Board of Directors may deem relevant. In addition, the agreements governing the Company’s Senior Notes and senior secured revolving credit facility contain restrictions on the amount of dividends the Company can pay.

13.  Stock-Based Compensation

Stock-based compensation expense was $10.0 million, $13.5 million and $10.5 million during the years ended December 31, 2010, 2011 and 2012, respectively.  The Company has classified stock-based compensation expense within selling, general and administrative expense, the same operating expense line item as cash compensation paid to employees.

Stock Incentive Plans

The Company has granted options and restricted stock units to employees and non-employee directors to purchase the Company’s common stock under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, restricted stock units, phantom share units and performance awards, among others. The plans are administered by the Board of Directors or the Leadership and Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the closing market value of EarthLink, Inc. common stock on the date of grant, have a term of ten years or less, and vest over terms of four years from the date of grant. Restricted stock units are granted with various vesting terms that range from one to three years from the date of grant. The Company's various stock incentive plans provide for the issuance of a maximum of 23.5 million shares, of which approximately 19.9 million shares were still available for grant as of December 31, 2012. Upon exercise of stock options or vesting of restricted stock units, the Company will issue authorized but unissued common stock.
In connection with the acquisition of ITC^DeltaCom, the Company assumed certain restricted stock units granted under ITC^DeltaCom's stock plans. These restricted stock units generally retained all of the rights, terms and conditions of the respective plans under which they were originally granted. As of December 31, 2012, 0.1 million restricted stock units were outstanding under these plans.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Options Outstanding

The following table summarizes stock option activity as of and for the year ended December 31, 2012:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(shares and dollars in thousands)
Outstanding as of December 31, 2011	1,875	$8.97
Granted	2,581	7.55
Exercised	(54)	6.21
Forfeited and expired	(679)	8.43
Outstanding as of December 31, 2012	3,723	8.12	6.7	$—
Vested and expected to vest as of December 31, 2012	3,617	$8.14	6.6	$—
Exercisable as of December 31, 2012	1,609	$8.86	3.5	$—

The aggregate intrinsic value amounts in the table above represent the closing price of the Company’s common stock on December 31, 2012 in excess of the exercise price, multiplied by the number of stock options outstanding, exercisable or vested and expected to vest, when the closing price is greater than the exercise price. This represents the amount that would have been received by the stock option holders if they had all exercised their stock options on December 31, 2012. The total intrinsic value of options exercised during the years ended December 31, 2010, 2011 and 2012 was $1.0 million, $0.1 million and $0.1 million, respectively. The intrinsic value of stock options exercised represents the difference between the market value of Company’s common stock at the time of exercise and the exercise price, multiplied by the number of stock options exercised.  As of December 31, 2012, there was $2.8 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 3.1 years.

The following table summarizes the status of the Company’s stock options as of December 31, 2012:

						Stock Options
Stock Options Outstanding						Exercisable
				Weighted
				Average	Weighted		Weighted
				Remaining	Average		Average
Range of			Number	Contractual	Exercise	Number	Exercise
Exercise Prices			Outstanding	Life	Price	Exercisable	Price
			(in thousands)			(in thousands)
$5.10	to	$6.98	106	4.3	$6.87	106	$6.87
7.02	to	7.32	334	4.3	7.28	334	7.28
7.51	to	7.51	2,128	9.1	7.51	116	7.51
7.64	to	8.96	196	6.5	8.34	94	8.21
9.01	to	9.24	247	1.8	9.03	247	9.03
9.48	to	9.89	293	2.8	9.51	293	9.51
10.36	to	10.80	334	2.6	10.39	334	10.39
11.17	to	11.82	85	2.2	11.43	85	11.43
$5.10	to	$11.82	3,723	6.7	$8.12	1,609	$8.86

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company did not grant any stock options during the years ended December 31, 2010 and 2011. The fair value of stock options granted during the year ended December 31, 2012 was estimated using the Black-Scholes option-pricing model with the following assumptions:

Year Ended
December 31, 2012
Dividend yield	2.69%
Expected volatility	32.50%
Risk-free interest rate	0.81%
Expected life	5 years

The weighted average grant date fair value of options granted during the year ended December 31, 2012 was $1.65 per share. The dividend yield assumption was based on the Company's history of dividend payouts at the time of grant. The expected volatility was based on a combination of the Company's historical stock price and implied volatility. The selection of implied volatility data to estimate expected volatility was based upon the availability of prices for actively traded options on the Company's stock. The risk-free interest rate assumption was based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding.

Restricted Stock Units

The following table summarizes restricted stock unit activity as of and for the year ended December 31, 2012:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
	(in thousands)
Outstanding as of December 31, 2011	2,606	$8.25
Granted	1,916	7.51
Vested	(974)	8.34
Forfeited	(567)	7.77
Outstanding as of December 31, 2012	2,981	$7.90

The fair value of restricted stock units is determined based on the closing price of EarthLink’s common stock on the grant date. The weighted-average grant date fair value of restricted stock units granted during the years ended December 31, 2010, 2011 and 2012 was $8.46, $8.22 and $7.51, respectively.  As of December 31, 2012, there was $12.5 million of total unrecognized compensation cost related to nonvested restricted stock units. That cost is expected to be recognized over a weighted-average period of 1.7 years. The total fair value of shares vested during the years ended December 31, 2010, 2011 and 2012 was $10.8 million, $15.6 million and $7.4 million, respectively, which represents the closing price of the Company’s common stock on the vesting date multiplied by the number of restricted stock units that vested.

14.   Profit Sharing Plans
The Company sponsors the EarthLink, Inc. 401(k) Plan ("Plan"), which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company makes a matching contribution of 50% of the first 6% of base compensation that a participant contributes to the Plan. The Company's matching contributions vest over four years from the participant's date of hire. The Company contributed $0.9 million, $3.2 million and $3.9 million during the years ended December 31, 2010, 2011 and 2012, respectively.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

15.  Income Taxes

The following table presents the components of the income tax (provision) benefit from continuing operations for the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Current
Federal	$(3,026)	$(1,491)	$(159)
State	(4,242)	(2,286)	1,383
Total Current	(7,268)	(3,777)	1,224
Deferred
Federal	(46,964)	(19,476)	(2,580)
State	(2,635)	1,522	2,687
Total Deferred	(49,599)	(17,954)	107
Total income tax (provision) benefit	$(56,867)	$(21,731)	$1,331

The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company's effective tax rate for financial statement purposes for the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Federal income tax provision at statutory rate	$(48,416)	$(20,719)	$(3,013)
State income taxes, net of federal benefit	(5,366)	(2,197)	(703)
Nondeductible expenses	(2,671)	(220)	(280)
Net change to valuation allowance	351	370	1,348
Change in state tax rate	(657)	(185)	1,985
Uncertain tax positions	—	1,220	1,893
Other	(108)	—	101
Income tax (provision) benefit	$(56,867)	$(21,731)	$1,331

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Deferred tax assets and liabilities include the following as of December 31, 2011 and 2012:

	As of December 31,
	2011	2012
	(in thousands)
Current deferred tax assets:
Accrued liabilities and reserves	$11,062	$10,834
Net operating loss carryforwards	29,810	902
Other	8,775	9,873
Valuation allowance	(5,947)	(2,605)
Current deferred tax liabilities:
Accrued liabilities and reserves	(268)	(751)
Other	(4,995)	(2,299)
Total net current deferred tax assets	38,437	15,954
Non-current deferred tax assets:
Net operating loss carryforwards	166,531	195,440
Accrued liabilities and reserves	5,965	7,602
Subscriber base and other intangible assets	53,525	36,586
Valuation allowance	(33,985)	(35,990)
Other	57,662	58,907
Non-current deferred tax liabilities:
Subscriber base and other intangible assets	(62,721)	(41,544)
Accrued liabilities and reserves	(1,236)	(316)
Indefinite lived intangible assets	(1,644)	(1,925)
Other	(11,721)	(23,748)
Total net non-current deferred tax asset	172,376	195,012
Net deferred tax asset	$210,813	$210,966

Effective Tax Rate. The effective rate of -15% differs from the federal statutory rate of 35% primarily because of state taxes. The state tax items for the year ended December 31, 2012 decrease the effective tax rate by approximately 55%. These items primarily relate to changes to the Company's state deferred income tax rates and the resulting impact on the re-measurement of deferred tax assets and liabilities recorded on the balance sheet as of January 1, 2012; the release of valuation allowance related to specific state net operating losses; and the reversal of state related uncertain tax positions in the current year due to statute expirations. The current federal provision was due to federal alternative minimum tax amounts payable due to the net operating loss carryforward limitations associated with the alternative minimum tax calculation. The current state tax benefit and the non-cash state deferred tax benefit were due primarily to the favorable state effective tax rate impacting items discussed above.

Valuation allowance. The Company has a valuation allowance of $38.6 million against certain deferred tax assets. Of this amount, approximately $32.0 million relates to net operating losses generated by the tax benefits of stock-based compensation. The valuation allowance will be removed upon utilization of these net operating losses by the Company as an adjustment to additional paid-in-capital.  Approximately $6.6 million relates to net operating losses in certain jurisdictions where the Company believes it is not “more likely than not” to be realized in future periods.

During the year ended December 31, 2010, the Company released $0.5 million of its valuation allowance related to its deferred tax assets. This valuation allowance release was a combination of an increase in valuation allowance of $0.4 million relating to stock compensation deferred tax assets, and a decrease in valuation allowance of $0.9 million relating to NOLs, which the Company determined it will more-likely-than-not be able to utilize due to the generation of sufficient taxable income in certain jurisdictions in the future.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During the year ended December 31, 2011, the Company released $0.4 million of its valuation allowance related to its deferred tax assets, primarily relating to NOLs which the Company determined it will more-likely-than-not be able to utilize due to the generation of sufficient taxable income in certain jurisdictions in the future.

During the year ended December 31, 2012, the Company released $1.3 million of its valuation allowance related to its deferred tax assets. This valuation allowance release was a combination of a decrease in valuation allowance of approximately $1.2 million relating to NOLs which the Company had previously determined it would not more-likely-than-not be able to utilize due to the generation of significant taxable income in the future, which will now be available for use by income generating companies, and an additional decrease in valuation allowance of approximately $0.1 million relating to NOLs, which the Company determined it will more-likely-than-not be able to utilize due to the generation of sufficient taxable income in certain jurisdictions in the future.

To the extent the Company reports income in future periods, the Company intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.  The Company’s ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards may be subject to restrictions attributable to equity transactions in the future resulting from changes in ownership as defined under the Internal Revenue Code.

Deferred tax assets and NOLs. As of December 31, 2011 and 2012, the Company had gross NOLs for federal income tax purposes totaling approximately $494.0 million and $493.6 million, respectively, which begin to expire in 2019. Of these federal NOLs approximately $406.3 million were limited under Internal Revenue Code Section 382 in 2011 and $350.5 million were limited in 2012. As of December 31, 2011 and 2012, the Company had gross NOLs for state income tax purposes totaling approximately $796.5 million and $786.4 million, respectively, which started to expire in 2012. Under the Tax Reform Act of 1986, the Company's ability to use its federal and state NOLs and federal and state tax credit carry forwards to reduce future taxable income and future taxes, respectively, is subject to restrictions attributable to equity transactions that have resulted in a change of ownership as defined in Internal Revenue Code Section 382. As a result, the NOL amounts as of December 31, 2012 reflect the restriction on the Company's ability to use its acquired federal and state NOLs; however, the Company continues to evaluate potential changes to the Section 382 limitations associated with acquired federal and state NOLs. The utilization of these NOLs could be further restricted in future periods which could result in significant amounts of these NOLs expiring prior to benefiting the Company.

Future transactions and the timing of such transactions could cause an ownership change under Section 382 of the Internal Revenue Code. Such transactions may include our share repurchase program, additional issuances of common stock by us , and acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or may accumulate in the future five percent or more of our outstanding stock. Many of these transactions are beyond our control.

As of December 31, 2011 and 2012, the Company had alternative minimum tax credits of approximately $14.8 million and $15.0 million. These credits do not have an expiration date.

Uncertain tax positions.  The Company has identified its federal tax return and its state tax returns in Alabama, California, Florida, Georgia, Massachusetts, New York and North Carolina as material tax jurisdictions for purposes of calculating its uncertain tax positions.  Periods extending back to 1997 are still subject to examination for all material jurisdictions. The Company believes that its income tax filing positions and deductions through the period ended December 31, 2012 will not result in a material adverse effect on the Company’s financial condition, results of operations or cash flow. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.  As of December 31, 2011 and 2012, $0.6 million and $0.7 million, respectively, of interest and $1.1 million and $0.8 million of penalties, respectively, had been accrued.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation of changes in the amount of unrecognized tax benefits for the years ended December 31, 2010, 2011 and 2012 is as follows:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Balance as of January 1	$1,315	$18,367	$24,560
Additions for tax positions of prior years	185	192	19
Adjustments to tax positions under purchase accounting	17,630	7,812	399
Decreases for tax positions related to prior years	(763)	(1,811)	(1,578)
Balance as of December 31	$18,367	$24,560	$23,400

During the year ended December 31, 2012, $0.4 million of uncertain tax positions resulting from the acquisition of One Communications were recorded through acquisition accounting.

As of December 31, 2011, it was reasonably possible that approximately $1.3 million of the total uncertain tax positions recorded would reverse within the next twelve months. As of December 31, 2012, it is reasonably possible that approximately $1.0 million of the total uncertain tax positions recorded will reverse within the next twelve months, primarily due to the expiration of statutes of limitation in various jurisdictions. Of the total uncertain tax positions recorded on the balance sheet, $7.5 million would impact the effective tax rate once settled.

16. Commitments and Contingencies
Leases
The Company leases certain of its facilities under various non-cancelable operating leases. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and generally contain annual escalation provisions as well as renewal options. Total rent expense (including operating expenses) during the years ended December 31, 2010, 2011 and 2012 for all operating leases, excluding rent and operating expenses associated with facilities exited as part of the Company's restructuring plans, was $4.5 million, $13.7 million and $14.2 million, respectively.
Minimum lease commitments (including estimated operating expenses) under non-cancelable leases, including commitments associated with facilities exited as part of the Company's restructuring plans, as of December 31, 2012 are as follows:

Year Ending December 31,	Operating Leases
(in thousands)
2013	$37,360
2014	29,018
2015	21,217
2016	17,578
2017	18,972
Thereafter	56,411
Total minimum lease payments, including estimated operating expenses	180,556
Less aggregate contracted sublease income	(10,042)
$170,514

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Purchase commitments
The Company has entered into agreements with vendors to purchase certain telecommunications services and equipment under non-cancelable agreements. The Company also has minimum commitments under network access agreements with several carriers and obligations for certain advertising spending under non-cancelable agreements. The following table summarizes commitments under these agreements as of December 31, 2012 (in thousands):

Year Ending December 31,
2013	$51,663
2014	30,184
2015	15,769
2016	7,788
2017	1,443
Thereafter	49
Total	$106,896

Legal proceedings and other disputes

General. The Company is party to various legal proceedings and other disputes arising in the normal course of business, including, but not limited to, regulatory audits, trademark and patent infringement, billing disputes, rights of access, tax, consumer protection, employment and tort. The Company accrues for such matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Where it is probable that a liability has been incurred and there is a range of expected loss for which no amount in the range is more likely than any other amount, the Company accrues at the low end of the range. The Company reviews its accruals each reporting period.
The Company's management believes that there are no disputes, litigation or other legal proceedings, audits or disputes asserted or pending against the Company that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows, and believes that adequate provision for any probable and estimable losses has been made in the Company's consolidated financial statements. However, the ultimate result of any current or future litigation or other legal proceedings, audits or disputes is inherently unpredictable and could result in liabilities that are higher than currently predicted.
Regulatory audits. During the second quarter of 2012, the Company recorded an $8.3 million charge as cost of revenue to increase its reserves for regulatory audits, primarily an audit currently being conducted by the Universal Service Administrative Company on previous ITC^DeltaCom Universal Service Fund assessments and payments, because the amount became probable and estimable during the period.
Patents. From time to time, the Company receives notices of infringement of patent rights from parties claiming to own patents related to certain of the Company's services and products. While the Company has been subject to these disputes in the past, the number has increased since the acquisitions of ITC^DeltaCom and One Communications. Certain of these claims are made by patent holding companies that are not operating companies. The alleging parties generally seek royalty payments for prior use as well as future royalty streams. Most of these matters are in preliminary stages. The Company intends to vigorously defend its position with respect to all of these matters and payment amounts, if any, are not estimable at this time.
Billing disputes. The Company is periodically involved in disputes related to its billings to other carriers for access to its network. The Company does not recognize revenue related to such matters until the period that it is reasonably assured of the collection of these claims. In the event that a claim is made related to revenues previously recognized, the Company assesses the validity of the claim and adjusts the amount of revenue being recognized to the extent that the claim adjustment is considered probable and estimable.
     The Company periodically disputes network access charges that it is assessed by other companies with which the Company interconnects. The Company maintains adequate reserves for anticipated exposure associated with these billing disputes. The reserves are subject to changes in estimates and management judgment as new information becomes available. In view of the length of time historically required to resolve these disputes, they may be resolved or require adjustment in future periods and relate to costs invoiced, accrued or paid in prior periods.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

 Regulation
The Company's services are subject to varying degrees of federal, state and local regulation. These regulations are subject to ongoing proceedings at federal and state administrative agencies or within state and federal judicial systems. Results of these proceedings could change, in varying degrees, the manner in which the Company operates. The Company cannot predict the outcome of these proceedings or their effect on the Company's industry generally or upon the Company specifically.
17.  Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as observable inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Assets measured at fair value on a recurring basis

As of December 31, 2011 and 2012, the Company held certain assets that are required to be measured at fair value on a recurring basis.  These included the Company’s cash equivalents and marketable securities. The following tables present the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2011 and 2012:

			Fair Value Measurements as of December 31, 2011 Using
Description	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents	$105,297	$105,297	$105,297	$—	$—
Government and agency securities	11,304	11,304	—	11,304	—
Corporate debt securities	11,057	11,057	—	11,057	—
Commercial paper	4,246	4,246	—	4,246	—
Certificates of deposit	3,000	3,000	—	3,000	—
Total	$134,904	$134,904	$105,297	$29,607	$—

			Fair Value Measurements as of December 31, 2012 Using
Description	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash equivalents	$27,854	$27,854	$27,854	$—	$—
Government and agency securities	30,181	30,181	—	30,181	—
Corporate debt securities	5,314	5,314	—	5,314	—
Commercial paper	9,293	9,293	—	9,293	—
Certificates of deposit	1,552	1,552	—	1,552	—
Municipal bonds	511	511	—	511	—
Total	$74,705	$74,705	$27,854	$46,851	$—

As of December 31, 2011 and 2012, the Company classified its cash equivalents within Level 1 because these securities were valued based on quoted market prices in active markets. The Company classified its government and agency securities, corporate debt securities, commercial paper and certificates of deposit within Level 2 because these securities were valued based on quoted prices in markets that are less active, broker or dealer quotations or alternative pricing sources with reasonable levels

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

of price transparency. The Company utilizes an independent pricing service to assist in obtaining fair-value pricing for its Level 2 securities.  Where observable market data is available, the pricing service will use a weighted average price from a variety of data providers.  Where observable market data is not readily available, the pricing service will use a pricing model appropriate to the type and structure of the security.  The Company periodically evaluates the reasonableness of these models.
Assets and liabilities measured at fair value on a nonrecurring basis
Disclosures are required for certain assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition. Such measurements of fair value relate primarily to long-lived asset impairments. The Company recorded a non-cash impairment charge of $1.7 million during the year ended December 31, 2010 to write-down its New Edge trade name. There were no material long-lived asset impairments during the years ended December 31, 2011 and 2012.
Fair value of debt

The estimated fair value of the Company’s debt was determined based on Level 2 input using observable market prices in less active markets. The following table presents the fair value of the Company’s debt, excluding capital leases, as of December 31, 2011 and 2012:

	As of December 31, 2011		As of December 31, 2012
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(in thousands)
ITC^DeltaCom senior secured notes	$346,856	$320,578	$307,994	$306,915
EarthLink senior notes	290,221	284,700	291,182	315,000
Total debt, excluding capital leases	$637,077	$605,278	$599,176	$621,915

18.   Supplemental Disclosure of Cash Flow Information

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Additional cash flow information
Cash paid during the year for interest	$10,825	$59,170	$66,513
Cash paid during the year for income taxes	4,750	4,375	2,910
Noncash investing activity
Fair value of restricted stock units assumed in connection with acquisition	$2,275	$—	$—

19.  Segment Information

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Business Services and Consumer Services. The Company’s Business Services segment provides a broad range of data, voice and IT services to retail and wholesale business customers. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to residential customers.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company evaluates performance of its segments based on segment operating income. Segment operating income includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include costs over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, operations expenses, product development expenses, certain technology and facilities expenses, billing operations and provisions for doubtful accounts. Segment operating income excludes other income and expense items and certain expenses over which segment managers do not have discretionary control. Costs excluded from segment operating income include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), depreciation and amortization, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs, and stock-based compensation expense, as they are not considered in the measurement of segment performance.

During the year ended December 31, 2012, the Company changed the basis of measurement of segment income related to certain corporate operating expenses. Accordingly, the Company has reclassified segment operating expenses and segment operating income for all periods presented.

Information on reportable segments and a reconciliation to consolidated income from operations for the years ended December 31, 2010, 2011 and 2012 is as follows:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Business Services
Revenues	$159,756	$924,698	$1,017,425
Cost of revenues (excluding depreciation and amortization)	90,043	463,782	527,514
Gross margin	69,713	460,916	489,911
Direct segment operating expenses	47,599	293,211	332,542
Segment operating income	$22,114	$167,705	$157,369
Consumer Services
Revenues	$461,448	$375,845	$317,710
Cost of revenues (excluding depreciation and amortization)	143,956	117,482	105,102
Gross margin	317,492	258,363	212,608
Direct segment operating expenses	90,209	73,293	67,526
Segment operating income	$227,283	$185,070	$145,082
Consolidated
Revenues	$621,204	$1,300,543	$1,335,135
Cost of revenues	233,999	581,264	632,616
Gross margin	387,205	719,279	702,519
Direct segment operating expenses	137,808	366,504	400,068
Segment operating income	249,397	352,775	302,451
Depreciation and amortization	23,390	159,993	183,165
Restructuring, acquisition and integration-related costs	22,368	32,068	18,244
Impairment of intangible assets	1,711	—	—
Corporate operating expenses	40,079	31,070	29,019
Income from operations	$161,849	$129,644	$72,023

The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the chief operating decision maker and therefore, total segment assets have not been disclosed.

The Company has not provided information about geographic segments because substantially all of the Company’s revenues, results of operations and identifiable assets are in the United States.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Information on revenues by groups of similar services and by segment for the years ended December 31, 2010, 2011 and 2012 is as follows:

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Business Services
Retail services	$88,739	$760,158	$845,664
Wholesale services	36,792	136,224	151,910
Other services	34,225	28,316	19,851
Total revenues	159,756	924,698	1,017,425
Consumer Services
Access services	403,174	323,998	269,533
Value-added services	58,274	51,847	48,177
Total revenues	461,448	375,845	317,710
Total Revenues	$621,204	$1,300,543	$1,335,135

The Company’s Business Services segment earns revenue by providing a broad range of data, voice, equipment and IT services to retail and wholesale business customers. The Company presents its Business Services revenue in the following three categories: (1) retail services, which includes data, voice and managed IT services provided to business customers; (2) wholesale services, which includes the sale of transmission capacity to other telecommunications carriers; and (3) other services, which includes the sale of customer premises equipment and web hosting. Revenues generally consist of recurring monthly charges for such services; usage fees; installation fees; equipment fees and termination fees.

The Company’s Consumer Services segment earns revenue by providing nationwide Internet access and related value-added services. The Company presents its Consumer Services revenue in the following two categories: (1) access services, which includes narrowband and broadband Internet access services and (2) value-added services, which includes revenues from ancillary services sold as add-on features to EarthLink’s Internet access services, such as security products, premium email only, home networking and email storage; search revenues; and advertising revenues. Revenues generally consist of recurring monthly charges for such services; usage fees; installation fees; termination fees; and fees for equipment.

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

20.  Condensed Consolidating Financial Information

In May 2013, the Company completed a private placement of $300.0 million aggregate principal amount of 7.375% Senior Secured Notes Due 2020 (the “Original Senior Secured Notes”). The Original Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Company's existing and future domestic subsidiaries other than certain excluded future subsidiaries (the “Guarantor Subsidiaries”). All of the Guarantor Subsidiaries are 100% owned by the Company. Pursuant to a registration rights agreement, the Company is required to register an identical series of notes (the “Exchange Senior Secured Notes”) with the SEC and to offer to exchange those registered Exchange Senior Secured Notes for the Original Senior Secured Notes. The Exchange Senior Secured Notes will also be guaranteed by the Guarantor Subsidiaries. In connection with the registration of the Exchange Senior Notes and related guarantees, the Company will be required to provide the financial information in respect of those notes set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”).

In May 2013, the Company also entered into a supplemental indenture governing the Company's 8.875% Senior Notes due 2019 to add the Company's subsidiary ITC^DeltaCom, Inc. and its subsidiaries as guarantors under the indenture governing these Senior Notes. ITC^DeltaCom, Inc. and its subsidiaries were the only Company subsidiaries that did not previously guarantee the Senior Notes. Accordingly, the Company's Senior Notes are now fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantor Subsidiaries, including ITC^DeltaCom, Inc. and its subsidiaries.

The accompanying condensed consolidating financial information has been prepared and presented pursuant to Rule 3-10. The Parent column represents EarthLink's stand-alone results and its investment in all of its subsidiaries presented using the equity method of accounting. The Guarantor Subsidiaries are presented in a separate column and represent all the Guarantor Subsidiaries on a combined basis. Intercompany eliminations and consolidations are shown in a separate column. Included in this column are: 1) amounts for impairment of goodwill recognized at a consolidated level that are not required or permitted in the separate stand-alone financial statements of the subsidiaries; 2) amounts for income taxes recognized at a consolidated level that are not required or permitted in the separate stand-alone financial statements of the subsidiaries, including the determination of the need for a valuation allowance; and 3) intercompany revenue and cost of revenue eliminations. Certain amounts in the prior period condensed consolidating balance sheet have been revised to conform with the current period presentation. The condensed consolidating financial information is presented in the following tables (in thousands):

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2012

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$70,312	$87,309	$—	$157,621
Marketable securities	42,073	—	—	42,073
Restricted cash	—	1,013	—	1,013
Accounts receivable, net	9,490	103,275	—	112,765
Prepaid expenses	6,352	10,819	—	17,171
Deferred income taxes, net	1,234	5,948	8,772	15,954
Due from affiliates	90,778	30,429	(121,207)	—
Other current assets	7,862	12,441	—	20,303
Total current assets	228,101	251,234	(112,435)	366,900
Long-term marketable securities	4,778	—	—	4,778
Property and equipment, net	24,427	394,539	—	418,966
Long-term deferred income taxes, net	12,421	74,013	108,578	195,012
Goodwill	88,920	290,495	—	379,415
Purchased intangible assets, net	—	214,685	—	214,685
Investment in subsidiaries	650,405	—	(650,405)	—
Other long-term assets	8,842	10,812	—	19,654
Total assets	$1,017,894	$1,235,778	$(654,262)	$1,599,410
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,654	$16,138	$—	$18,792
Accrued payroll and related expenses	9,493	21,510	—	31,003
Other accrued liabilities	23,064	106,524	(16)	129,572
Deferred revenue	13,883	37,807	—	51,690
Due to affiliates	—	121,207	(121,207)	—
Current portion of debt and capital lease obligations	93	1,282	—	1,375
Total current liabilities	49,187	304,468	(121,223)	232,432
Long-term debt and capital lease obligations	291,534	323,356	—	614,890
Other long-term liabilities	3,139	32,502	(2,357)	33,284
Total liabilities	343,860	660,326	(123,580)	880,606
Stockholders’ equity:
Common stock	1,969	—	—	1,969
Additional paid-in capital	2,057,974	894,223	(894,223)	2,057,974
Accumulated deficit	(650,918)	(318,771)	363,541	(606,148)
Treasury stock, at cost	(735,003)	—	—	(735,003)
Accumulated other comprehensive income	12	—	—	12
Total stockholders’ equity	674,034	575,452	(530,682)	718,804
Total liabilities and stockholders’ equity	$1,017,894	$1,235,778	$(654,262)	$1,599,410

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Balance Sheet
As of December 31, 2011

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$148,363	$63,420	$—	$211,783
Marketable securities	28,606	—	—	28,606
Restricted cash	—	1,781	—	1,781
Accounts receivable, net	12,622	102,135	—	114,757
Prepaid expenses	3,974	9,189	—	13,163
Deferred income taxes, net	7,286	13,024	18,127	38,437
Due from affiliates	178,705	19,702	(198,407)	—
Other current assets	8,393	15,137	—	23,530
Total current assets	387,949	224,388	(180,280)	432,057
Long-term marketable securities	1,001	—	—	1,001
Property and equipment, net	21,622	367,927	—	389,549
Long-term deferred income taxes, net	31,841	57,711	82,824	172,376
Goodwill	88,920	289,315	—	378,235
Purchased intangible assets, net	304	285,057	—	285,361
Investment in subsidiaries	550,962	—	(550,962)	—
Other long-term assets	11,888	9,984	—	21,872
Total assets	$1,094,487	$1,234,382	$(648,418)	$1,680,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,741	$8,282	$—	$16,023
Accrued payroll and related expenses	10,346	18,744	—	29,090
Other accrued liabilities	21,262	105,697	(118)	126,841
Deferred revenue	16,249	45,191	—	61,440
Due to affiliates	12,684	185,723	(198,407)	—
Current portion of debt and capital lease obligations	20	1,635	—	1,655
Total current liabilities	68,302	365,272	(198,525)	235,049
Long-term debt and capital lease obligations	290,221	363,544	—	653,765
Other long-term liabilities	7,288	33,086	(1,881)	38,493
Total liabilities	365,811	761,902	(200,406)	927,307
Stockholders’ equity:
Common stock	1,962	—	—	1,962
Additional paid-in capital	2,071,298	717,630	(717,630)	2,071,298
Accumulated deficit	(638,136)	(245,150)	269,618	(613,668)
Treasury stock, at cost	(706,434)	—	—	(706,434)
Accumulated other comprehensive loss	(14)	—	—	(14)
Total stockholders’ equity	728,676	472,480	(448,012)	753,144
Total liabilities and stockholders’ equity	$1,094,487	$1,234,382	$(648,418)	$1,680,451

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Statement of Comprehensive Income (Loss)
Year Ended December 31, 2012

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Revenues	$339,369	$1,003,338	$(7,572)	$1,335,135
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	110,674	529,514	(7,572)	632,616
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	96,544	332,543	—	429,087
Depreciation and amortization	7,818	175,347	—	183,165
Restructuring, acquisition and integration-related costs	9,391	8,853	—	18,244
Total operating costs and expenses	224,427	1,046,257	(7,572)	1,263,112
Income (loss) from operations	114,942	(42,919)	—	72,023
Interest expense and other, net	(27,506)	(35,910)	—	(63,416)
Equity in losses of subsidiaries	(74,120)	—	74,120	—
Income (loss) before income taxes	13,316	(78,829)	74,120	8,607
Income tax (provision) benefit	(26,098)	8,727	18,702	1,331
Income (loss) from continuing operations	(12,782)	(70,102)	92,822	9,938
Loss from discontinued operations, net of tax	—	(4,018)	1,600	(2,418)
Net income (loss)	$(12,782)	$(74,120)	$94,422	$7,520

Comprehensive income (loss)	$(12,756)	$(74,120)	$94,422	$7,546

Condensed Consolidating Statement of Comprehensive Income (Loss)
Year Ended December 31, 2011

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Revenues	$402,229	$901,020	$(2,706)	$1,300,543
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	123,306	460,664	(2,706)	581,264
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	104,367	293,207	—	397,574
Depreciation and amortization	9,767	150,226	—	159,993
Restructuring, acquisition and integration-related costs	10,309	21,759	—	32,068
Total operating costs and expenses	247,749	925,856	(2,706)	1,170,899
Income (loss) from operations	154,480	(24,836)	—	129,644
Interest expense and other, net	(32,922)	(37,718)	—	(70,640)
Equity in losses of subsidiaries	(59,949)	—	59,949	—
Income (loss) before income taxes	61,609	(62,554)	59,949	59,004
Income tax (provision) benefit	(47,359)	7,140	18,488	(21,731)
Income (loss) from continuing operations	14,250	(55,414)	78,437	37,273
Loss from discontinued operations, net of tax	—	(4,535)	1,829	(2,706)
Net income (loss)	$14,250	$(59,949)	$80,266	$34,567

Comprehensive income (loss)	$13,995	$(59,949)	$80,266	$34,312

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Statement of Comprehensive Income (Loss)
Year Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Revenues	$494,450	$127,105	$(351)	$621,204
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	151,404	82,946	(351)	233,999
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	130,288	47,599	—	177,887
Depreciation and amortization	11,319	12,071	—	23,390
Restructuring, acquisition and integration-related costs	15,603	6,765	—	22,368
Impairment of intangible assets	—	1,711	—	1,711
Total operating costs and expenses	308,614	151,092	(351)	459,355
Income (loss) from operations	185,836	(23,987)	—	161,849
Interest expense and other, net	(17,299)	(6,110)	—	(23,409)
Equity in losses of subsidiaries	(23,167)	—	23,167	—
Income (loss) before income taxes	145,370	(30,097)	23,167	138,440
Income tax (provision) benefit	(68,041)	7,086	4,088	(56,867)
Income (loss) from continuing operations	77,329	(23,011)	27,255	81,573
Loss from discontinued operations, net of tax	—	(156)	63	(93)
Net income (loss)	$77,329	$(23,167)	$27,318	$81,480

Comprehensive income (loss)	$77,076	$(23,167)	$27,318	$81,227

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2012

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Cash flows from operating activities	$28,265	$162,790	$—	$191,055
Cash flows from investing activities:
Purchases of property and equipment	(9,369)	(137,991)	—	(147,360)
Purchases of investments in marketable securities	(73,060)	—	—	(73,060)
Sales and maturities of investments in marketable securities	55,816	—	—	55,816
Payment for investment in subsidiary stock	(33,475)	—	33,475	—
Change in restricted cash	—	768	—	768
Net cash used in investing activities	(60,088)	(137,223)	33,475	(163,836)
Cash flows from financing activities:
Principal payments under capital lease obligations	(49)	(35,238)	—	(35,287)
Repurchases of common stock	(25,415)	—	—	(25,415)
Payment of dividends	(21,128)	—	—	(21,128)
Proceeds from exercises of stock options	338	—	—	338
Proceeds from parent	—	33,475	(33,475)	—
Other	26	85	—	111
Net cash used in financing activities	(46,228)	(1,678)	(33,475)	(81,381)
Net (decrease) increase in cash and cash equivalents	(78,051)	23,889	—	(54,162)
Cash and cash equivalents, beginning of year	148,363	63,420	—	211,783
Cash and cash equivalents, end of year	$70,312	$87,309	$—	$157,621

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2011

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Cash flows from operating activities	$129,515	$16,719	$—	$146,234
Cash flows from investing activities:
Purchase of businesses, net of cash acquired	(20,236)	(22,859)	—	(43,095)
Purchases of property and equipment	(9,341)	(92,626)	—	(101,967)
Purchases of marketable securities	(29,621)	—	—	(29,621)
Sales and maturities of investments in marketable securities	319,729	—	—	319,729
Payment for investment in subsidiary stock	(30,000)	—	30,000	—
Change in restricted cash	—	489	—	489
Other	(600)	(3,341)	—	(3,941)
Net cash provided by (used in) investing activities	229,931	(118,337)	30,000	141,594
Cash flows from financing activities:
Proceeds from issuance of debt, net of issues costs	278,256	—	—	278,256
Repayment of debt and capital lease obligations	(257,063)	(271,487)	—	(528,550)
Repurchases of common stock	(46,989)	—	—	(46,989)
Payment of dividends	(22,913)	—	—	(22,913)
Proceeds from exercises of stock options	619	—	—	619
Proceeds from parent	—	30,000	(30,000)	—
Change in due to/from affiliates, net	(360,608)	360,608	—	—
Other	—	580	—	580
Net cash (used in) provided by financing activities	(408,698)	119,701	(30,000)	(318,997)
Net (decrease) increase in cash and cash equivalents	(49,252)	18,083	—	(31,169)
Cash and cash equivalents, beginning of year	197,615	45,337	—	242,952
Cash and cash equivalents, end of year	$148,363	$63,420	$—	$211,783

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2010

	Parent	Guarantor Subsidiaries	Consolidations & Eliminations	Consolidated
Cash flows from operating activities	$167,691	$(13,242)	$—	$154,449
Cash flows from investing activities:
Purchase of business, net of cash acquired	(251,489)	59,237	—	(192,252)
Purchases of property and equipment	(6,447)	(17,578)	—	(24,025)
Purchases of investments in marketable securities	(362,127)	—	—	(362,127)
Sales and maturities of investments in marketable securities	132,592	—	—	132,592
Payments to settle precombination stock awards	—	(9,062)	—	(9,062)
Proceeds received from investments in other companies	1,618	—	—	1,618
Payment for investment in subsidiary stock	(10,000)	—	10,000	—
Change in restricted cash	—	(937)	—	(937)
Net cash (used in) provided by investing activities	(495,853)	31,660	10,000	(454,193)
Cash flows from financing activities:
Principal payments under capital lease obligations	(35)	—	—	(35)
Repurchases of common stock	(851)	—	—	(851)
Payment of dividends	(67,474)	—	—	(67,474)
Proceeds from exercises of stock options	2,829	—	—	2,829
Proceeds from issuance of stock subscription	—	10,000	(10,000)	—
Change in due to/from affiliates, net	(15,676)	15,676	—	—
Other financing activities	(2,768)	—	—	(2,768)
Net cash (used in) provided by financing activities	(83,975)	25,676	(10,000)	(68,299)
Net (decrease) increase in cash and cash equivalents	(412,137)	44,094	—	(368,043)
Cash and cash equivalents, beginning of year	609,752	1,243	—	610,995
Cash and cash equivalents, end of year	$197,615	$45,337	$—	$242,952

EARTHLINK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

21.   Quarterly Financial Data (Unaudited)
The following table sets forth certain unaudited quarterly consolidated financial data for the eight quarters in the period ended December 31, 2012. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all material adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the quarterly unaudited financial information. The operating results for any quarter are not necessarily indicative of results for any future period.

	Three Months Ended (1)
	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012
	(unaudited) (in thousands, except per share data)
Revenues	$239,467	$359,957	$354,177	$346,942	$341,091	$334,479	$330,839	$328,726
Cost of revenues	101,216	161,917	159,185	158,946	157,048	165,554	155,343	154,671
Income from operations	40,948	30,297	32,919	25,480	27,377	14,726	15,862	14,058
Net income (loss)	16,363	6,548	7,505	4,151	7,263	(1,106)	1,372	(9)
Net income (loss) per share (2):
Basic	$0.15	$0.06	$0.07	$0.04	$0.07	$(0.01)	$0.01	$0.01
Diluted	$0.15	$0.06	$0.07	$0.04	$0.07	$(0.01)	$0.01	$0.01
_______________________________________________________________________________

(1)
On April 1, 2011, the Company acquired One Communications. The results of operations of One Communications have been included in the Company's consolidated financial statements since the acquisition date.

(2)	The quarterly net income per share amounts will not necessarily add to the net income per share computed for the year because of the method used in calculating per share data.